Exhibit 10.23

AGREEMENT AND PLAN OF MERGER

by and among

American Access Technologies, Inc.,

AAT Merger Sub, Inc.,

and

M & I Electric Industries, Inc.

Dated as of December 1, 2006

Table of Contents

ARTICLE 1 THE MERGER		A-1

1.1	The Merger	A-1
1.2	The Closing	A-2
1.3	Effective Time	A-2
1.4	Articles of Incorporation	A-2
1.5	Bylaws	A-2
1.6	Directors and Officers of Surviving Corporation	A-2
1.7	Amendment to AAT Certificate of Incorporation and Reverse Split of AAT Common Stock	A-2

ARTICLE 2 CONVERSION OF SHARES		A-3

2.1	Effect on Capital Stock	A-3
2.2	Exchange of Certificates for Merger Consideration	A-4
2.3	Appraisal Rights	A-6
2.4	Adjustments	A-6
2.5	Exemption from Registration	A-6

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF M & I		A-6

3.1	Organization, Operation, Standing and Power	A-6
3.2	Subsidiary Operations and Equity Interests	A-7
3.3	Capital	A-7
3.4	Authority; No Violation	A-7
3.5	Financial Statements and Records	A-8
3.6	Real Property—Owned	A-9
3.7	Real Property—Not Owned	A-9
3.8	Adequacy of Facilities; Title to Assets	A-9
3.9	Personal Property—Leased or Not Owned	A-9
3.10	Contracts and Agreements	A-10
3.11	Environmental Matters	A-11
3.12	Taxes	A-12
3.13	Employment Contracts and Matters	A-13
3.14	Compliance with Laws	A-13
3.15	Improper Business Practices	A-14
3.16	Employee Benefit Plans	A-14
3.17	Interested Party Transactions	A-15
3.18	Customers	A-16
3.19	Insurance	A-16
3.20	Officers and Directors	A-16
3.21	Intellectual Property	A-16
3.22	Absence of Materially Adverse Changes	A-17
3.23	Absence of Certain Liabilities	A-17
3.24	Labor Matters	A-17
3.25	Litigation	A-17

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF AAT AND MERGER SUB		A-17

4.1	Organization, Operation, Standing and Power	A-17
4.2	Capital	A-18
4.3	Business and Subsidiaries	A-18
4.4	Authority; No Violation	A-18
4.5	SEC Documents	A-19

i

4.6	Financial Statements and Records	A-20
4.7	Real Property—Owned	A-20
4.8	Real Property—Not Owned	A-20
4.9	Adequacy of Facilities; Title to Assets	A-20
4.10	Personal Property—Leased or Not Owned	A-21
4.11	Contracts and Agreements	A-21
4.12	Environmental Matters	A-22
4.13	Taxes	A-23
4.14	Employment Contracts and Matters	A-24
4.15	Compliance with Laws	A-24
4.16	Improper Business Practices	A-24
4.17	Employee Benefit Plans	A-25
4.18	Interested Party Transactions	A-26
4.19	Customers	A-26
4.20	Insurance	A-27
4.21	Officers and Directors	A-27
4.22	Intellectual Property	A-27
4.23	Absence of Materially Adverse Changes	A-27
4.24	Absence of Certain Liabilities	A-27
4.25	Labor Matters	A-27
4.26	Litigation	A-28
4.27	Recommendation; Vote Required	A-28
4.28	Certain Approvals	A-28
4.29	No Rights Plan or Agreement	A-28

ARTICLE 5 ADDITIONAL AGREEMENTS		A-28

5.1	Investigative Rights	A-28
5.2	Notification of Certain Matters	A-29
5.3	Stockholder Meetings	A-29
5.4	AAT Proxy Statement	A-29
5.5	Nasdaq Stock Market Listing	A-30
5.6	Other Actions and Communications	A-30
5.7	Certain Transaction Expenses	A-30
5.8	Board of Directors and Officers of AAT	A-30
5.9	M & I Options and Warrants	A-31
5.10	Indemnification; Directors’ and Officers’ Insurance	A-31
5.11	Section 16 Matters	A-32

ARTICLE 6 CONDUCT PENDING THE CLOSING		A-32

6.1	Conduct of Business by AAT and M & I	A-32
6.2	Competing Proposals	A-35

ARTICLE 7 CONDITIONS PRECEDENT TO AAT’S PERFORMANCE		A-35

7.1	Conditions	A-35
7.2	Accuracy of Representations	A-35
7.3	Performance	A-35
7.4	Absence of Litigation	A-36
7.5	No Material Adverse Effect	A-36
7.6	Approval by M & I Stockholders	A-36
7.7	Nasdaq Listing	A-36
7.8	Fairness Opinion	A-36
7.9	Employment Agreements	A-36

ii

7.10	Approval by AAT Stockholders	A-36
7.11	Agreements and Other Documents	A-36
7.12	Private Placement	A-36
7.13	Dissenting M & I Shares	A-36

ARTICLE 8 CONDITIONS PRECEDENT TO M & I’S PERFORMANCE		A-37

8.1	Conditions	A-37
8.2	Accuracy of Representations	A-37
8.3	Performance	A-37
8.4	Absence of Litigation	A-37
8.5	No Material Adverse Effect	A-37
8.6	Approval by AAT Stockholders	A-37
8.7	Approval by M & I Stockholders	A-37
8.8	Nasdaq Listing	A-37
8.9	Directors and Officers of AAT	A-38
8.10	Employment Agreements	A-38
8.11	Agreements and Other Documents	A-38
8.12	Private Placement	A-38

ARTICLE 9 TERMINATION		A-38

9.1	Termination	A-38

ARTICLE 10 MISCELLANEOUS		A-39

10.1	Captions	A-39
10.2	Amendment	A-39
10.3	Non-Waiver	A-39
10.4	Entire Agreement	A-40
10.5	Interpretation	A-40
10.6	Counterparts and Facsimile Signatures	A-41
10.7	Notices	A-41
10.8	Binding Effect	A-42
10.9	Mutual Cooperation	A-42
10.10	Expenses	A-42
10.11	Brokerage	A-42
10.12	Public Announcements	A-42
10.13	Survival of Representations and Warranties	A-42
10.14	Consent to Jurisdiction and Forum Selection	A-42
10.15	Choice of Law	A-42
10.16	Jury Trial Waivers	A-42
10.17	Severability	A-42

Exhibits

Exhibit A – M & I Stockholder Voting Agreements

Exhibit B – AAT Stockholder Voting Agreements

Exhibit C – Exchange Ratio

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), made this 1st day of December 2006, by and among AMERICAN ACCESS TECHNOLOGIES, INC., a Florida corporation, (“AAT”), AAT MERGER SUB, INC., a Florida corporation and a wholly-owned subsidiary of AAT (“Merger Sub”) and M & I ELECTRIC INDUSTRIES, INC., a Texas corporation (“M & I”).

RECITALS

WHEREAS, the Boards of Directors of AAT, Merger Sub and M & I have deemed it advisable and in the best interests of their respective corporations and stockholders that AAT and M & I consummate the business combination and other transactions provided for herein in order to advance their respective long-term strategic business interests and stockholder value.

WHEREAS, the Boards of Directors of AAT, Merger Sub and M & I have approved this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1).

WHEREAS, the Board of Directors of M & I has resolved to recommend to its stockholders the approval and adoption of this Agreement and the Merger provided hereby.

WHEREAS, the Board of Directors of AAT has resolved to recommend to its stockholders the approval of the issuance of AAT Common Stock (as defined in Section 2.1(a)) in connection with the Merger provided hereby, the resulting change of control of AAT and such other actions as contemplated by this Agreement.

WHEREAS, AAT as the sole stockholder of Merger Sub, has approved this Agreement and the Merger provided hereby.

WHEREAS, for federal income tax purposes, it is intended by the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Treasury Regulations”), and that this Agreement constitute a plan of reorganization within the meaning of Section 368 of the Code and such Treasury Regulations.

WHEREAS, in order to induce AAT to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of M & I have executed voting agreements in favor of AAT concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit A (the “M & I Stockholder Voting Agreements”).

WHEREAS, in order to induce M & I to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of AAT have executed voting agreements in favor of M & I concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “AAT Stockholder Voting Agreements”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into M & I (the “Merger”) in accordance with this Agreement, the Florida Business Corporation Act (the “FBCA”) and the Texas Business Corporation Act (the “TBCA”), and the separate corporate existence of Merger Sub shall thereupon cease. M & I (sometimes hereinafter referred to as the “Surviving Corporation”) shall be the surviving corporation in the Merger and shall be a wholly-owned, direct subsidiary of AAT. M & I and Merger Sub are the constituent corporations to the Merger. The Merger shall have the effects specified in this Agreement and the applicable provisions of the FBCA and the TBCA.

1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 7 and Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as AAT and M & I may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.3 Effective Time. If all the conditions to the Merger set forth in Articles 7 and 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Texas articles of merger (the “Texas Articles of Merger”) meeting the requirements of Article 5.04 of the TBCA and with the Secretary of State of the State of Florida articles of merger (the “Florida Articles of Merger”) in accordance with the relevant portions of Florida law. The Merger shall become effective at such time that the parties hereto shall have agreed upon and designated in the Texas Articles of Merger and the Florida Articles of Merger as the effective time of the Merger (the “Effective Time”).

1.4 Articles of Incorporation. At the Effective Time, the articles of incorporation of M & I in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

1.5 Bylaws. The bylaws of M & I in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

1.6 Directors and Officers of Surviving Corporation. The directors and officers of the Surviving Corporation shall consist of the directors and officers of M & I, as it existed immediately prior to the Effective Time, until changed in accordance with applicable law. Each of the members of the Board of Directors of Merger Sub prior to the Effective Time shall tender his or her resignation as a director of Merger Sub, to be effective at the Effective Time.

1.7 Amendment to AAT Certificate of Incorporation and Reverse Split of AAT Common Stock. Immediately prior to the Effective Time, and subject to receipt of the requisite stockholder approval at the AAT Stockholders’ Meeting, AAT shall cause one or more appropriate filings to be made with the Secretary of State of the State of Florida, in the form of Restated Articles of Incorporation of AAT or as a Certificate of Amendment to the existing Articles of Incorporation (in either case, the “AAT Certificate”), whereby, without any further action on the part of AAT, M & I or any stockholder of AAT:

(a) the name of AAT shall be changed to “American Electric Technologies, Inc.,” or such name as determined by M & I and AAT (the “AAT Name Change”);

(b) the number of authorized shares of the AAT Common Stock shall be increased from 30,000,000 shares to 250,000,000 shares (the “AAT Share Increase”);

(c) each share of AAT Common Stock issued and outstanding immediately prior to the filing of the AAT Certificate shall be converted into and become a fractional number of fully paid and nonassessable shares of AAT Common Stock to be determined by AAT and M & I (the “Reverse Stock Split”); and

(d) any shares of AAT Common Stock held as treasury stock or held or owned by AAT immediately prior to the filing of the AAT Certificate shall each be converted into and become an identical fractional number of shares of AAT Common Stock as determined by the Board of Directors of AAT.

No fractional shares of AAT Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip for any such fractional share shall be issued. Any holder of AAT Common Stock who would otherwise be entitled to receive a fraction of a share of AAT Common Stock (after aggregating all fractional shares of AAT Common Stock issuable to such holders) shall, in lieu of such fraction of a share and upon the surrender of such holder’s certificate representing such fractional shares of AAT Common Stock, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of AAT Common Stock on the Nasdaq Capital Market (or such other Nasdaq market on which the AAT Common Stock then trades) (“Nasdaq”) on the date immediately preceding the effective date of the Reverse Stock Split.

ARTICLE 2

CONVERSION OF SHARES

2.1 Effect on Capital Stock. Subject to the terms of this Agreement, at the Effective Time, the Merger shall have the following effects on the capital stock of M & I and Merger Sub, without any action on the part of the holder of any capital stock of M & I or Merger Sub:

(a) Conversion of M & I Common Stock. Subject to the provisions of this Section 2.1, all of the shares of the Series A common stock, $1.00 par value of M & I (the “M & I Series A Common Stock”) and the Series B common stock, $1.00 par value of M & I (the “M & I Series B Common Stock”; and together with the M & I Series A Common Stock, the “M & I Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the number (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of the common stock, $0.001 par value, of AAT (the “AAT Common Stock”) calculated such that all outstanding shares of the M & I Common Stock immediately prior to the Effective Time shall be entitled to receive, in the aggregate, that number of shares of AAT Common Stock equal to the lesser of (i) the product obtained by multiplying the AAT Fully-Diluted Share Amount (as defined below) by four, or (ii) 32,000,000 shares of AAT Common Stock, in each case subject to cancellation of Excluded M & I Shares as set forth in Section 2.1(b) below, treatment of Dissenting M & I Shares as defined in Section 2.3 below and adjustment as set forth in Section 2.4 below. For purposes hereof, the “AAT Fully-Diluted Share Amount” means a number equal to the sum of: (i) the aggregate number of shares of AAT Common Stock issued and outstanding immediately prior to the Effective Time plus (ii) the aggregate number of shares of AAT Common Stock that would be deemed outstanding for purposes of calculating earnings per share under the treasury stock method described in FAS 128 as a result of any options, warrants, convertible securities or other rights to acquire capital stock of AAT outstanding immediately prior to the Effective Time (provided, however, that in applying the treasury stock method, (A) the average market price shall be the volume weighted average price of the AAT Common Stock on the Nasdaq for the ten (10) trading days ending on (and including) the date which is five (5) trading days prior to the Effective Time, and (B) all such issued and outstanding options, warrants, convertible securities or other rights to acquire capital stock of AAT, whether vested or unvested, shall be deemed vested as of the Effective Time). The Exchange Ratio shall be calculated by AAT and M & I prior to the Effective Time, and such calculation shall be attached hereto as Exhibit C. The AAT Common Stock to be issued upon conversion of the M & I Common Stock pursuant to this Section 2.1 and any cash in lieu of fractional shares to be paid pursuant to Section 2.2(d) hereof are referred to collectively as the “Merger Consideration.” The holder of a certificate that represented shares of M & I Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate, the Merger Consideration to which such holder is entitled pursuant to this Section 2.1(a). Until surrendered as contemplated by Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and such holder shall not be entitled to vote or to any other rights of a stockholder of AAT until after such surrender.

(b) Cancellation of Excluded M & I Common Shares. All shares of M & I Common Stock that are owned by AAT, Merger Sub, M & I or any direct or indirect Subsidiary of M & I (the “Excluded M & I Common Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of the M & I Series A Common Stock, of the Surviving Corporation, and the Surviving Corporation shall thereby become a wholly-owned, direct subsidiary of AAT.

2.2 Exchange of Certificates for Merger Consideration.

(a) Exchange Procedures. At or prior to the Effective Time, AAT shall deposit with its transfer agent or such other party as may be reasonably satisfactory to AAT and M & I (the “Exchange Agent”), in trust for the benefit of the holders of M & I Common Stock, certificates representing the shares of AAT Common Stock in an amount necessary to effect the conversion of M & I Common Stock into the right to receive the Merger Consideration pursuant to Section 2.1(a). AAT shall make sufficient funds available to the Exchange Agent from time to time as needed to pay cash in respect of (i) dividends or other distributions in accordance with Section 2.2(b) and (ii) fractional shares in accordance with Section 2.2(d). Promptly after the Effective Time, but in no event later than two business days thereafter, AAT shall cause the Exchange Agent to mail to each holder of record of a Certificate as of the Effective Time (other than holders of a Certificate in respect of Excluded M & I Common Shares or Dissenting M & I Shares), (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, such letter of transmittal to be in such form and to have such other provisions as AAT may reasonably determine, and (ii) instructions for exchanging the Certificates and receiving the Merger Consideration to which such holder shall be entitled pursuant to Section 2.1(a). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of AAT Common Stock that such holder is entitled to receive pursuant to Section 2.1(a) and (ii) a check in the aggregate amount (after giving effect to any required Tax (as defined in Section 3.12) withholdings) of (A) any cash in lieu of fractional shares determined in accordance with Section 2.2(d) plus (B) any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Section 2.2. The Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable (for fractional shares, dividends or otherwise) upon surrender of any Certificate. In the event of a transfer of ownership of any shares of M & I Common Stock that occurred prior to the Effective Time, but is not registered in the transfer records of M & I, the Merger Consideration may be issued and/or paid to such a transferee if the Certificate formerly representing such shares of M & I Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any certificate for shares of AAT Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined in Section 10.5) requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of certificates for shares of AAT Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the reasonable satisfaction of AAT and the Exchange Agent that such Tax has been paid or is not applicable.

(b) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by AAT in respect of shares of AAT Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of AAT Common Stock payable as Merger Consideration pursuant to this Agreement. No dividends or other distributions so declared in respect of such AAT Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid, less the amount of any withholding Taxes that may be required to be deducted therefrom, to the holder of the certificates representing whole shares of AAT Common Stock issued in exchange for such Certificate, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date that is at or after the Effective Time and a payment date on or prior to the date of surrender of such Certificate and not previously paid to such holder and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of AAT Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender. No interest shall be payable with respect to any amounts to be paid under this Section 2.2(b). For purposes of dividends or other distributions in respect of shares of AAT Common Stock, all AAT Common Stock payable as Merger Consideration pursuant to the Merger shall be issued and outstanding as of the Effective Time.

(c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of M & I of M & I Common Stock that were outstanding immediately prior to the Effective Time.

(d) Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of AAT Common Stock shall be issued in the Merger and no AAT Common Stock dividend, stock split, subdivision or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of AAT. In lieu of any such fractional share (after aggregating all fractional shares of AAT Common Stock to be received by such holder), each holder of M & I Common Stock who would otherwise have been entitled to receive a fraction of a share of AAT Common Stock upon surrender of a Certificate for exchange shall be entitled to receive from the Exchange Agent a cash payment (rounded to the nearest whole cent) equal to such fraction multiplied by the closing price of the AAT Common Stock on Nasdaq for the last trading day immediately prior to the Effective Time. No interest shall be payable with respect to any amounts to be paid under this Section 2.2(d).

(e) Termination of Exchange Period; Unclaimed Merger Consideration. At any time following the first anniversary of the Effective Time, AAT shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration deposited with the Exchange Agent, and holders of Certificates shall be entitled to look only to AAT (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration and any dividends or other distributions with respect thereto issuable or payable pursuant to Section 2.1, Section 2.2(b) and Section 2.2(d) upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of AAT, Surviving Corporation, the Exchange Agent or any other person shall be liable to any holder of a Certificate with regard to AAT Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if AAT reasonably believes that the Person providing the indemnity is sufficiently creditworthy, the making of a reasonable undertaking to indemnify AAT or M & I, or, if AAT does not so reasonably believe, the posting by such Person of a bond in the form customarily required by AAT to indemnify against any claim that may be made against it with respect to such Certificate, the Exchange Agent will distribute such Merger Consideration, dividends and other distributions in respect thereof issuable or payable in exchange for such lost, stolen or destroyed Certificate pursuant to Section 2.1, Section 2.2(b) and Section 2.2(d), in each case, without interest. Any delivery or surrender for exchange of a Certificate pursuant to this Section 2.2 may be effected (in lieu of such delivery or exchange for surrender of a Certificate) by delivery of an affidavit together with an indemnity undertaking or indemnity bond in accordance with this Section 2.2(f).

(g) Withholding. AAT or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of M & I Common Stock such amounts as AAT or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations or under any provision of state, local or foreign Tax law. AAT or the Exchange Agent, as the case may be, shall provide any holder of M & I Common Stock the opportunity to provide certification or other proper evidence of exemption from required deduction and withholding within a reasonable amount of time before such deduction and withholding is required. To the extent that amounts are so withheld by AAT or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the M & I Common Stock in respect of when such deduction and withholding was made by AAT or the Exchange Agent.

2.3 Appraisal Rights. Shares of M & I Common Stock outstanding immediately prior to the Effective Time and held by a holder who neither shall have voted in favor of the Merger nor shall have consented thereto in writing and who shall have demanded appraisal for such shares in accordance with the TBCA are referred to herein as “Dissenting M & I Shares.” Dissenting M & I Shares shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares shall be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration. M & I shall give AAT prompt notice of any demands received by M & I for appraisal of M & I Common Stock. Except as required by applicable law or with the prior written consent of AAT, M & I shall not make any payment with respect to, or settle or offer to settle, any such demands.

2.4 Adjustments. If there shall have been declared or effected a stock split, subdivision, reverse stock split (including the Reverse Stock Split), consolidation and division, stock dividend or stock distribution (including any dividend or distribution of securities convertible into AAT Common Stock or M & I Common Stock), reorganization, recapitalization, reclassification or similar event made with respect to AAT Common Stock and M & I Common Stock, the Merger Consideration shall be adjusted to reflect, and the Exchange Ratio to be set forth on Exhibit C shall reflect, fully the appropriate effect of such event.

2.5 Exemption from Registration. The parties hereto intend that the AAT Common Stock to be issued to the M & I stockholders in the Merger shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 506 of Regulation D, and the certificates representing such shares shall contain an appropriate legend restricting transfer without compliance with applicable securities laws and a stop transfer order will be placed against the shares with AAT’s transfer agent.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF M & I

Except as otherwise specifically set forth in the M & I Due Diligence Disclosure Manual, dated as of the date of this Agreement (the “M & I Disclosure Manual”) delivered by M & I to AAT on the date hereof, M & I hereby represents and warrants to AAT that:

3.1 Organization, Operation, Standing and Power. M & I conducts its business directly and through the corporations, limited liability companies, partnerships, joint ventures and other entities listed on Section 3.1 of the M & I Disclosure Manual (referred to collectively as the “Subsidiaries” and individually as a “Subsidiary”) and through the corporations, limited liability companies, partnerships, joint ventures and other entities listed on Section 3.2(a) of the M & I Disclosure Manual (referred to collectively as the “Equity Investees” and individually as an “Equity Investee”). Each of M & I and each of its Subsidiaries is duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has, as applicable, full corporate, limited liability company or partnership power and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. M & I and each of its Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or ownership or leasing of its properties make such qualification necessary or the failure to so qualify has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.1 of the M & I Disclosure Manual contains a complete and accurate list for M & I and each of its Subsidiaries of its name, legal form and jurisdiction of its incorporation or organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder or other equity owner and the number of shares or the nature of the equity interest held by each). M & I has delivered to AAT true and complete copies of the articles of incorporation of M & I, as amended to the date of this Agreement (as so amended, the “M & I Charter”), and the By-laws of M & I, as amended to the date of this Agreement (as so amended, the “M & I By-laws”), and the comparable charter and organizational documents of each Subsidiary, in each case as amended through the date of this Agreement.

3.2 Subsidiary Operations and Equity Interests.

(a) Except for its Subsidiaries and for the Equity Investees listed on Section 3.2(a) of the M & I Disclosure Manual, M & I does not conduct any of its business and operations through any other entity. Section 3.2(a) of the M & I Disclosure Manual contains a complete and accurate list for each of the Equity Investees of its name, legal form and jurisdiction of its incorporation or organization, other jurisdictions in which it is authorized to do business and, the equity interest of M & I in such Equity Investee. M & I has delivered to AAT true and complete copies of the organizational documents of each Equity Investee, in each case as amended through the date of this Agreement.

(b) All the outstanding shares of capital stock or other equity interests of each Subsidiary and all of the outstanding shares of capital stock or other equity interests held by M & I in each Equity Investee have been validly issued and are fully paid and nonassessable and are owned by M & I, by another Subsidiary or by M & I and another Subsidiary, free and clear of all pledges, liens, voting agreements, proxies, transfer restrictions, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever, except for restrictions imposed by applicable securities laws or their respective charter documents.

3.3 Capital. The authorized capital stock of M & I consists of 999,000 shares of Series A Common Stock and 1,000 shares of Series B Common Stock. As of the date hereof, 248,610 shares of M & I Series A Common Stock and 250 shares of M & I Series B Common Stock are issued and outstanding. The issued and outstanding M & I Common Stock owned of record and beneficially by the M & I stockholders is set forth in Section 3.1 of the M & I Disclosure Manual. All the issued and outstanding shares of M & I capital stock have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of statutory preemptive rights and contractual stockholder preemptive rights, with no personal liability attaching to the ownership thereof and have been issued, in all material respects, in compliance with any applicable securities laws. Except as set forth in Section 3.3 of the M & I Disclosure Manual, M & I does not have and is not bound by any outstanding subscriptions, options, voting trusts, convertible securities, warrants, calls, commitments or agreements of any character or kind calling for the purchase, issuance or grant of any additional shares of its capital stock or restricting the transfer of its capital stock. Except as set forth in Section 3.3 of the M & I Disclosure Manual and except for the M & I Stockholder Voting Agreements, neither M & I nor any of its stockholders is a party to any voting trust or other agreement or understanding with respect to the voting of the capital stock or other equity securities of M & I.

3.4 Authority; No Violation.

(a) M & I has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of M & I and no other corporate proceedings on the part of M & I or any of its Subsidiaries are necessary to approve this Agreement and to consummate the transactions contemplated hereby other than the affirmative vote of the M & I stockholders for the Merger. This Agreement has been duly and validly executed and delivered by M & I and

(assuming due authorization, execution and delivery by AAT and Merger Sub) constitutes a valid and binding obligation of M & I, enforceable against M & I in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(b) Neither the execution and delivery of this Agreement by M & I, nor the consummation of the Merger, nor compliance by M & I with any of the terms or provisions hereof, will, except as set forth in Section 3.4(b) of the M & I Disclosure Manual, (i) violate any provision of the M & I Charter or M & I By-Laws, (ii) subject to obtaining the approval and adoption of this Agreement and approval of the Merger by M & I’s stockholders, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to M & I or any of its Subsidiaries or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any lien or encumbrance upon any of the respective properties or assets of M & I or any of its Subsidiaries under, any of the terms, conditions or provisions of any agreement, except for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or liens that, either individually or in the aggregate, would not have a Material Adverse Effect on M & I.

3.5 Financial Statements and Records.

(a) M & I has delivered to AAT (i) the financial statements of M & I set forth in Section 3.5 of the M & I Disclosure Manual, which consist of (A) the unaudited consolidated balance sheet as at December 31, 2003 and the related statement of income, change in stockholders’ equity and cash flow for the fiscal year ended December 31, 2003, (B) audited consolidated balance sheets of M & I as at December 31, 2004 and 2005, and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of M & I’s independent registered public accountants, and (C) an unaudited consolidated balance sheet of M & I as at September 30, 2006 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the nine months ended September 30, 2005 and 2006, including in each case the notes thereto. Each of the balance sheets contained in or incorporated by reference into any such M & I financial statements (including the related notes and schedules thereto) delivered and to be delivered to AAT will fairly present, in all material respects, the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows (including any related notes and schedules thereto) will fairly present, in all material respects, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of M & I and its Subsidiaries, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited interim financial statements.

(b) M & I and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; provided, however, that M & I has neither adopted, nor has it conducted an evaluation of compliance of M & I’s internal accounting controls with, the Internal Control Framework developed by the Committee of Sponsoring Organizations of the Treadway Commission.

(c) Since January 1, 2004, neither M & I nor, to M & I’s knowledge, any director, officer, employee, auditor, accountant or representative of M & I or any of its Subsidiaries has received or otherwise had or obtained knowledge of (i) any significant deficiencies in the design or operation of M & I’s internal controls which could reasonably be expected to adversely affect the ability of M & I to record, process, summarize and report financial data, (ii) any material weakness in its internal controls, or (iii) any fraud that involves management or other employees who have a significant role in the internal controls of M & I.

3.6 Real Property—Owned. Section 3.6 of the M & I Disclosure Manual contains a complete and accurate list of all real estate owned by M & I or any of its Subsidiaries, and except as set forth on Section 3.6 of the M & I Disclosure Manual or as would not have a Material Adverse Effect, M & I and the Subsidiaries have good and marketable title to the real estate owned and listed on Section 3.6 of the M & I Disclosure Manual, in each case free and clear of all liens other than Permitted Encumbrances. For each owned property such list sets forth the address of each such property, the owner of the property, the use of the property and the name of the party utilizing the property, the amount of land included in the property, the square footage of any buildings on the property and the details of any mortgages, encumbrances, trust deeds, etc., on each property including the principal balance of the mortgages as of a recent date and the name of the secured party and payment terms on the mortgages. There exists no legal or administrative proceeding to which M & I is a party or court order, building code provision, deed restriction, or restrictive covenant (recorded or otherwise), or other private or public limitation, which might in any way impede or adversely affect the continued use of the said real estate in the manner it is currently used, except for such court order, building code provision, deed restriction, restrictive covenant, or other private or public limitation that, either individually or in the aggregate, would not have a Material Adverse Effect on M & I.

3.7 Real Property—Not Owned. Section 3.7 of the M & I Disclosure Manual contains a complete and accurate list of all real estate leased or otherwise utilized by M & I or any of its Subsidiaries. For each leased property such list sets forth the address of each such property, the owner of the property, the use of the property and the name of the party utilizing the property, the details of any lease or other agreements for the property, including the amount of the monthly lease and other amounts payable by M & I and its Subsidiaries for each such property, the termination date of the lease or other arrangement under which the property is used and any rights to renew or extend such occupancy, and, to the extent reasonably available to M & I, the size of the land included in the property and the size of any buildings on the property.

3.8 Adequacy of Facilities; Title to Assets. The buildings, plants, structures, and equipment of M & I and each Subsidiary: (a) are structurally sound and in good operating condition and repair, subject to ordinary wear and tear, (b) are adequate for the uses to which they are being put, (c) are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, (d) are sufficient for the continued conduct of their businesses, and (e) conform in all material respects to applicable federal, state and local laws and regulations (including, but not limited to, those relating to environmental protection, occupational safety and health) and except as otherwise set forth in Section 3.8 of the M & I Disclosure Manual, M & I and each Subsidiary, respectively, have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all assets reflected in the M & I Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the M & I Interim Balance Sheet), and all other assets reflected in the books and records of M & I or any M & I Subsidiary as being owned by M & I or such M & I Subsidiary. Except as set forth on Section 3.8 of the M & I Disclosure Manual, all such assets are owned by M & I or an M & I Subsidiary free and clear of any liens and encumbrances, except for Permitted Encumbrances.

3.9 Personal Property—Leased or Not Owned. Section 3.9 of the M & I Disclosure Manual contains a list and brief description of all leases and other agreements under which M & I and each of its Subsidiaries is lessee of or holds or operates any material items of machinery, equipment, vehicles, office furniture or fixtures owned by any third party, including the identity or the owner or lessor of the property, the monthly rent or other consideration payable for use of the property, the termination date of each such lease or other agreement. M & I has provided to AAT true and correct copies of such leases or agreements. Except as set forth on Section 3.9 of the M & I Disclosure Manual, each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of M & I and, to the knowledge of M & I, the other parties thereto, and there is no default or basis therefor by M & I, or to the knowledge of M & I, any other parties to said leases.

3.10 Contracts and Agreements.

(a) The following subsections of Section 3.10 of the M & I Disclosure Manual contains a list, and M & I has provided to AAT true and correct copies, of all the following agreements, arrangements, and understandings (written or oral, formal or informal) (collectively, for purposes of this Section 3.10, the “M & I Agreements”) to which M & I or any of the Subsidiaries is a party or by which M & I or any of the Subsidiaries or any of their respective properties is otherwise bound and pursuant to which M & I or any of the Subsidiaries has continuing liabilities, obligations or rights:

(i) collective bargaining agreements and similar agreements with employees as a group;

(ii) employee benefit agreements, trusts, plans, funds, or other similar arrangements of any nature;

(iii) agreements with any current or former stockholder, director, officer, employee, consultant, or advisor or any affiliate of any such person;

(iv) agreements between or among M & I and any of the Subsidiaries and their affiliates and agreements between M & I and any of the Equity Investees;

(v) indentures, mortgages, security agreements, notes, loan or credit agreements, or other agreements relating to the borrowing of money in excess of $1,000,000 or to the direct or indirect guarantee or assumption by M & I or any of the Subsidiaries of any obligation of others, including any agreement that has the economic effect although not the legal form of any of the foregoing;

(vi) agreements relating to the acquisition or disposition of assets in excess of $1,000,000 individually or in the aggregate, other than those entered into in the ordinary course of business consistent with past practice;

(vii) agreements relating to the acquisition or disposition of any material interest in any business enterprise;

(viii) broker, distributor, dealer, manufacturer’s representative, sales, agency, sales promotion, advertising, market research, marketing, consulting, research and development, maintenance, service, and repair agreements, in each case providing for payments in excess of $1,000,000 in any 12- month period;

(ix) material license, royalty, or other agreements relating to Intellectual Property (other than (A) shrinkwrap and clickwrap agreements and (B) software agreements requiring the payment of less than $25,000);

(x) partnership, joint venture, and profit sharing agreements;

(xi) material agreements with any Governmental Authority;

(xii) agreements in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any other Person and requiring the payment of greater than $100,000 individually or in the aggregate;

(xiii) agreements containing any covenant limiting the freedom M & I or of any of the Subsidiaries to engage in any line of business or compete with any other entity in any geographic area or during any period of time;

(xiv) powers of attorney granted by M & I and of the Subsidiaries; and

(xv) other agreements, whether or not made in the ordinary course of business, that are material to the business, assets, results of operations, condition (financial or otherwise), or prospects of M & I or any of the Subsidiaries considered as a whole.

(b) Each of the M & I Agreements in excess of 2% of M & I’s consolidated revenues (“M & I Material Contracts”) is a valid and binding agreement of M & I and the Subsidiaries (to the extent each is a party thereto) and, to the knowledge of M & I, the other party or parties thereto, enforceable against M & I and the Subsidiaries

(to the extent each is a party thereto) and, to the knowledge of M & I and the Subsidiaries, such other party or parties in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances. None of M & I and the Subsidiaries is in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default under, any material provision of any of M & I Material Contracts, and none of M & I and its Subsidiaries has received any written notice from, or given any written notice to, any other party indicating that M & I or any of the Subsidiaries is in breach of or in default under any of M & I Material Contracts, except in all such cases for such breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect. To M & I’s or the Subsidiaries’ knowledge, no other party to any of M & I Material Contracts is in breach of or in default under such agreements, nor has any assertion been made by any of M & I or the Subsidiaries of any such breach or default. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to M & I or any Subsidiary under any current or completed M & I Material Contract and no such party to any such agreements has made written demand for such renegotiation. The consummation of the Merger and transactions related thereto shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from M & I, any M & I Subsidiary, AAT, or any AAT Subsidiary to any Person under any M & I Material Contract or give any Person the right to terminate or alter the provisions of any M & I Material Contract.

3.11 Environmental Matters.

(a) Hazardous Material. Except as disclosed on Section 3.11 of the M & I Disclosure Manual, or as may be permitted in accordance with applicable environmental laws, no underground storage tanks and no amount of any substance that has been designated by any Governmental Authority or by applicable federal, state or local law, to be radioactive, toxic, hazardous or otherwise a danger to human health or the environment, including, without limitation, PCBs, asbestos, petroleum, petroleum products, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and analogous State laws, or defined as a hazardous waste pursuant to the Resource Conservation and Recovery Act, as amended, and analogous State laws, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies and other materials stored in accordance with applicable environmental laws (a “Hazardous Material”), are present, as a result of the actions of M & I or any of its Subsidiaries, or, to M & I’s and its Subsidiaries’ knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that M & I or any of its Subsidiaries have at any time owned, operated, occupied or leased.

(b) Hazardous Material Activities. Except as would not reasonably be expected to have a Material Adverse Effect on M & I or any Subsidiary, M & I and its Subsidiaries have not transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any law in effect on or before the date hereof, nor has M & I or its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Material Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. M & I and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “M & I Environmental Permits”) necessary for the conduct of M & I’s and its Subsidiaries’ Hazardous Material Activities and other businesses of M & I and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not reasonably be expected to have a Material Adverse Effect on M & I.

(d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of M & I or its Subsidiaries, threatened concerning any M & I Environmental Permit, Hazardous Material or any Hazardous Material Activity of M & I or its Subsidiaries. Neither M & I nor any of its Subsidiaries are aware of any fact or circumstance which could involve M & I or any of its Subsidiaries in any environmental litigation or impose upon M & I or any of its Subsidiaries any environmental liability.

M & I makes no representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any environmental law or permit except as expressly set forth in this Section 3.11.

3.12 Taxes.

(a) M & I and each Subsidiary have accurately prepared and timely filed or had prepared and timely filed on their behalf, all returns, declarations, reports, statements, information statements and other documents filed or required to be filed (the “Tax Returns”) with respect to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity concerning or attributable to M & I or any of its Subsidiaries or to their operations (“M & I Taxes” and collectively with AAT Taxes (as defined below), “Taxes”), and all such Tax Returns are true, complete and correct in all material respects. No extension of time has been requested for or granted to M & I or any Subsidiary to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid.

(b) M & I and each Subsidiary: (i) have paid all Taxes they are obligated to pay as reflected on their Tax Returns or otherwise; and (ii) have withheld all federal, state, local and foreign Taxes required to be withheld with respect to their employees or otherwise.

(c) M & I or each Subsidiary have not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) There are no liens arising from or related to Taxes (other than Permitted Encumbrances) on or pending against M & I or its Subsidiaries or any of its or their properties.

(e) M & I and each Subsidiary are not, nor have ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or agreement.

(f) No audit or other examination of any Tax Return of M & I or any Subsidiary by any Tax authority is presently in progress, nor has M & I or any Subsidiary been notified in writing of any request for such an audit or other examination.

(g) No adjustment relating to any Tax Returns filed by M & I or any Subsidiary has been proposed in writing, formally or informally, by any Tax authority to M & I or any Subsidiary or any representative thereof.

(h) M & I and each Subsidiary has no liability for any unpaid Taxes which have not been accrued for or reserved on M & I’s Interim Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to M & I and each Subsidiary, other than any liability for unpaid Taxes that may have accrued since September 30, 2006 in connection with the operation of the business of M & I and each Subsidiary in the ordinary course of business.

(i) There is no contract, agreement, plan or arrangement to which M & I or any Subsidiary is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of M & I and each Subsidiary that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code (or any similar provision of state or local law). There is no contract, agreement, plan or arrangement to which M & I and each Subsidiary is a party or by which it is bound that could require the compensation of any individual for excise taxes payable pursuant to Section 4999 of the Code (or any similar provision of state or local law).

(j) M & I and each Subsidiary has not filed any consent agreement under Section 341(f) of the Code (or any similar provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any similar provision of state or local law) apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code (or any similar provision of state or local law)) owned by M & I or any Subsidiary.

(k) M & I and each Subsidiary has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code. The stock of M & I has not been distributed in a transaction satisfying the requirements of Section 355 of the Code.

(l) Neither M & I nor any of its Subsidiaries nor, to the knowledge of M & I, any Person affiliated with M & I has taken any action or failed to take any action that would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code, and no facts, agreements, plans or other circumstances exist that would cause the Merger to fail to so qualify.

Each provision in this Section 3.12 shall be treated for state, local and foreign Tax purposes as a reference to analogous or similar provisions of state, local and foreign law.

3.13 Employment Contracts and Matters. Except as set forth in Section 3.10 of the M & I Disclosure Manual, there are no employment, indemnification, consulting, severance or other similar agreements between M & I or any of its Subsidiaries and any of their respective officers, directors, consultants or employees (the “M & I Employment Contracts”). None of the M & I Employment Contracts contain any “change of control,” severance or other provisions pursuant to which any of the benefits of any other party thereto will be increased or the vesting of any such benefits will be accelerated by the consummation of any of the transactions contemplated by this Agreement or pursuant to which the value of any such benefits will be calculated on the basis of any of the transactions contemplated by this Agreement. To the knowledge of M & I and its Subsidiaries, no executive, key employee, or group of employees has any plans to terminate employment with any of M & I and its Subsidiaries. Except as set forth on Section 3.10(i) of the M & I Disclosure Manual, neither M & I nor any of its Subsidiaries is a party to or bound by any collective bargaining contract, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of M & I and its Subsidiaries has committed any unfair labor practice within the meaning of the National Labor Relations Act. Except for the collective bargaining agreement as set forth in Section 3.10 of the M & I Disclosure Manual, neither M & I nor any Subsidiary has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of M & I and its Subsidiaries and no such organizational efforts took place at any time during the last two years. There are no actions, claims or investigations pending, or to the knowledge of any of M & I and its Subsidiaries threatened, which relate to (a) employment discrimination, age discrimination, sex discrimination and/or sexual harassment (b) unpaid wages; (c) wrongful discharge, retaliation or breach of any alleged employment or other contracts; and (d) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress by any of M & I, any Subsidiary or any of their current or former employees, officers or managers and there is no basis for bringing any such action, claim or investigation.

3.14 Compliance with Laws. The businesses of each of M & I and its Subsidiaries have not been conducted in violation of any law, rule, statute, ordinance, regulation, judgment, determination, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any governmental entity or common law (collectively, “Laws”), except for violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on M & I. No investigation or review by any Governmental Authority with respect to M & I or any of its Subsidiaries is pending or, to the knowledge of M & I, threatened, nor has any Governmental Authority indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on M & I. The executive officers of M & I have not received any notice or communication of any material noncompliance with any such Laws that has not been cured, except for such changes and noncompliance that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on M & I. Each of M & I and its Subsidiaries has obtained and is in substantial compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Authority (collectively, “Licenses”) necessary to conduct its business as presently conducted, except for those the absence of which or failure to be in compliance with, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on M & I.

3.15 Improper Business Practices. To the knowledge of M & I and any of its Subsidiaries, neither M & I nor any of its Subsidiaries or Equity Investees nor any director, officer, employee, agent other representative of M & I or any of its Subsidiaries or Equity Investees has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any other unlawful payment.

3.16 Employee Benefit Plans.

(a) Section 3.10(ii) of the M & I Disclosure Manual lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, any employment executive compensation or severance agreements, written or otherwise, which are currently, or within the three years immediately preceding January 1, 2006, and to the date of this Agreement have been, sponsored, maintained, contributed to or entered into for the benefit of, or relating to, any present or former employee or director of M & I, or of any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with M & I within the meaning of Section 414 of the Code (an “ERISA Affiliate”), whether or not such plan is terminated (collectively, the “M & I Employee Plans”).

(b) With regard to each M & I Employee Plan, M & I has made available to AAT a true and complete copy of, to the extent applicable, of (i) the M & I Employee Plan, (ii) the most recent annual reports (Form 5500) as filed with the United States Internal Revenue Service (the “IRS”), (iii) each trust agreement related to such M & I Employee Plan, (iv) the most recent summary plan description for each M & I Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto, (v) the most recent actuarial report relating to any M & I Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any M & I Employee Plan.

(c) There are no actions or claims pending (other than routine claims for benefits), or to the knowledge of M & I threatened, against any M & I Employee Plan or against the assets of any M & I Employee Plan, nor are there any current, or to the knowledge of M & I threatened, encumbrances or liens on the assets of any M & I Employee Plan. Each M & I Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination for the IRS covering the provisions of the GUST stating that such M & I Employee Plan is so qualified, all amendments required to be made in order to preserve the tax-qualification of the plans since the issuance of the GUST determination letter have been timely made and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each M & I Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law.

(d) No M & I Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither M & I nor any ERISA Affiliate has ever maintained, contributed to or partially or fully withdrawn from any such plan. No M & I Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither M & I nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No M & I Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

(e) With respect to the employees and former employees of M & I, there are no employee postretirement medical or health plans or agreements in effect, except as required by Section 4980B of the Code or similar state law.

(f) The execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in: (A) any payment to or acceleration, vesting or increase in the rights of any current or former employee or (B) any payment that could reasonably be construed as a “parachute payment” (as defined in Section 280G of the Code) to any current or former employee.

(g) To the knowledge of M & I, no “prohibited transaction,” as such term is described in Section 4975 of the Code, has occurred with respect to any M & I Employee Plan that would subject the M & I or any ERISA Affiliate, any officer of M & I or any M & I Employee Plan or any trust to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(h) There has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any M & I Employee Plan since December 31, 2005 which would increase materially the expense of maintaining such plan above the level of the expense incurred in respect thereof. Each M & I Employee Plan may be amended or terminated at any time by M & I in its sole discretion without the consent of any third party.

(i) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of M & I, threatened against, or with respect to, any of the M & I Employee Plans. All material contributions required to be made to the M & I Employee Plans have been timely made pursuant to their terms. To the knowledge of M & I, there is no matter pending with respect to any of the M & I Employee Plans before the IRS or the Department of Labor or any other governmental authorities.

(j) No trust relating to any M & I Employee Plan holds any assets which are “employer securities” or “employer real property” as such terms are defined in ERISA section 407(d)(1) or (2).

(k) Based on M & I’s good faith interpretation of the provisions of Section 409A of the Code and the guidance issued thereunder, any M & I Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in accordance with the requirements of Section 409A (including the Notices issued by the IRS thereunder) and has been, or may timely be, amended to comply with 409A if necessary.

3.17 Interested Party Transactions. Except as set forth in Section 3.17 of the M & I Disclosure Manual, no director, officer or other affiliate of M & I (or any member of the immediate family of any of the foregoing persons) has or has had, directly or indirectly, (i) a material economic interest in any person that has furnished or sold, or furnishes or sells, services or products that M & I or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) a material economic interest in any person that purchases from or sells or furnishes to, M & I or any Subsidiary, any goods or services; (iii) a material beneficial interest in any agreement included in Section 3.10 of the M & I Disclosure Manual; or (iv) any contractual or other arrangement with M & I or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.17. M & I and the Subsidiaries have not (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of M & I, or (ii) materially modified any term of any such extension or maintenance of credit. No officer or director of M & I or any Subsidiary has asserted any claim, charge, action or cause of action against M & I or any Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

3.18 Customers. Set forth in Section 3.18 of the M & I Disclosure Manual is a list of the names and the amount of sales and services billed to each customer of M & I that individually accounted for two percent (2%) or more of gross revenues of M & I and its Subsidiaries, on a consolidated basis, during the calendar year ended December 31, 2005 and the six months ended June 30, 2006. None of such customers has canceled or otherwise terminated, or advised M & I or any Subsidiary of its intention to cancel or terminate or materially reduce its purchases from M & I or any Subsidiary, refused to or threatened to refuse to pay its outstanding invoices, has demanded a refund or credit which M & I or any Subsidiary believes to be unjustified or is known to be bankrupt or suspected of being insolvent.

3.19 Insurance.

(a) Section 3.19 of the M & I Disclosure Schedule contains a schedule and the declarations page of each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, windstorm, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which M & I and each Subsidiary is a party (the “M & I Insurance Policies”). The M & I Insurance Policies are in full force and effect. All premiums due and payable under the M & I Insurance Policies have been paid on a timely basis and M & I and its Subsidiaries are in compliance in all material respects with all other terms thereof.

(b) There are no material claims pending as to which coverage has been questioned, denied or disputed under the M & I Insurance Policies. All material claims thereunder have been filed in a due and timely fashion and neither M & I or any of its Subsidiaries have been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has M & I or its subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies. None of such policies are subject to any retroactive premium adjustment feature.

3.20 Officers and Directors. Section 3.20 of the M & I Disclosure Manual identifies each officer and director of M & I and each Subsidiary, and copies of director and officer questionnaires have previously been provided by each such person.

3.21 Intellectual Property. Except as set forth in Section 3.21 of the M & I Disclosure Manual, the business and operations of M & I and each Subsidiary is not materially dependent on any patent, copyright, trademark or invention. Except as set forth in Section 3.21 of the M & I Disclosure Manual, no claim is pending or, to the knowledge of M & I or any Subsidiary, threatened to the effect that the present or past operations products or services of the M & I or any Subsidiary infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how, trade secrets, proprietary information, technology, technical data and customer lists, and all documentation relating to any of the foregoing and computer software) (the “Intellectual Property”). No contract, agreement or understanding with any party exists which would materially impede or prevent the continued use by M & I and its Subsidiaries of any Intellectual Property owned, licensed or controlled by M & I or any of its Subsidiaries which is necessary in M & I’s business as presently conducted. No officer, director, employee or consultant of M & I or any Subsidiary owns, directly or indirectly, any material interest in the Intellectual Property which is presently being used in the business of M & I or any Subsidiary and M & I makes no material payment for the use or sale thereof except as set forth in Section 3.21 of the M & I Disclosure Manual.

3.22 Absence of Materially Adverse Changes. Since December 31, 2005, there have been no changes in the business, assets, liabilities, financial condition, or results of operations of M & I or any Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on M & I.

3.23 Absence of Certain Liabilities. As of September 30, 2006 M & I and its Subsidiaries did not have any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the M & I Interim Balance Sheet. Since September 30, 2006 neither M & I nor any of its Subsidiaries has incurred any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise), except for liabilities incurred in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

3.24 Labor Matters. Except as set forth in Section 3.24 of the M & I Disclosure Manual:

(a) M & I is not a party to, nor bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

(b) M & I is not subject to any labor dispute, strike or work stoppage that has had or would reasonably be expected to have a Material Adverse Effect on M & I.

(c) To M & I’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of M & I.

3.25 Litigation. Section 3.25 of the M & I Disclosure Manual contains (a) a list and brief explanation of every material suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best of its knowledge threatened, against or affecting the business, assets or financial condition of M & I or any of its Subsidiaries or Equity Investees as of the date hereof and (b) a copy of every order, writ, injunction, judgment or decree of any federal, state, local or foreign court, department, agency or instrumentality which is applicable to M & I and any of its Subsidiaries, and to the knowledge of M & I, the Equity Investees, as of the date hereof. Neither M & I, any Subsidiary nor, to the knowledge of M & I, any Equity Investee, is in violation of any order, writ, injunction, judgment or decree of any federal, state, local or foreign court, department, agency or instrumentality which is applicable to M & I and any of its Subsidiaries and Equity Investees.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF AAT AND MERGER SUB

Except as otherwise specifically set forth in the AAT Due Diligence Disclosure Manual, dated as of the date of this Agreement (the “AAT Disclosure Manual”) delivered by AAT to M & I on the date hereof, AAT and Merger Sub jointly and severally hereby represent and warrant to M & I that:

4.1 Organization, Operation, Standing and Power. Each of AAT and Merger Sub is a corporation duly incorporated, validly existing, and in good standing under the laws of Florida, and has full corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each of AAT and Merger Sub is duly qualified to do business in each jurisdiction where the nature of its business or ownership or leasing of its properties make such qualification necessary or the failure to so qualify has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 4.1 of the AAT Disclosure Manual contains a complete and accurate list for each of

AAT and Merger Sub of its name, legal form and jurisdiction of its incorporation or organization, other jurisdictions in which it is authorized to do business, and its capitalization. AAT has delivered to M & I true and complete copies of the articles of incorporation of AAT, as amended to the date of this Agreement (as so amended, the “AAT Charter”), the By-laws of AAT, as amended to the date of this Agreement (as so amended, the “AAT By-laws”), the articles of incorporation of Merger Sub, as amended to the date of this Agreement (as so amended, the “Merger Sub Charter”) and the By-laws of Merger Sub, as amended to the date of this Agreement (as so amended, the Merger Sub By-laws”).

4.2 Capital.

(a) The authorized capital stock of AAT consists of 30,000,000 shares of AAT Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (the “AAT Preferred Stock”). At the close of business on the business day prior to the date hereof 7,577,782 shares of AAT Common Stock and no shares of AAT Preferred Stock were issued and outstanding. All the issued and outstanding shares of AAT Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and not in violation of statutory preemptive rights and contractual stockholder preemptive rights, with no personal liability attaching to the ownership thereof and have been issued, in all material respects, in compliance with any applicable securities laws. Except as set forth in Section 4.2(a) of the AAT Disclosure Manual, AAT does not have and is not bound by any outstanding subscriptions, options, voting trusts, convertible securities, warrants, calls, commitments or agreements of any character or kind calling for the purchase, issuance or grant of any additional shares of its capital stock or restricting the transfer of its capital stock. Except as set forth in Section 4.2(a) of the AAT Disclosure Manual and except for the AAT Stockholder Voting Agreements, neither AAT nor any of its directors, officers or five percent (5%) stockholders is a party to any voting trust or other agreement or understanding with respect to the voting of the capital stock or other equity securities of AAT.

(b) The AAT Shares to be issued in connection with the business combination with M & I have been duly and validly authorized, and, when issued pursuant to the terms hereof, will be fully paid, nonassessable and free of statutory preemptive rights and contractual stockholder preemptive rights, with no personal liability attaching to the ownership thereof.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”). At the close of business on the business day prior to the date hereof 1,000 shares of Merger Sub Common Stock were issued and outstanding. All the issued and outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and not in violation of statutory preemptive rights and contractual stockholder preemptive rights, with no personal liability attaching to the ownership thereof and have been issued, in all material respects, in compliance with any applicable securities laws. Except as set forth in Section 4.2(c) of the AAT Disclosure Manual, Merger Sub does not have and is not bound by any outstanding subscriptions, options, voting trusts, convertible securities, warrants, calls, commitments or agreements of any character or kind calling for the purchase, issuance or grant of any additional shares of its capital stock or restricting the transfer of its capital stock. Merger Sub is not a party to any voting trust or other agreement or understanding with respect to the voting of the capital stock or other equity securities of Merger Sub.

4.3 Business and Subsidiaries. The business of AAT is as set forth in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 on file with the Securities and Exchange Commission. AAT does not hold, and has never held, any assets or conduct any of its business and operations through any other entity and, except for Merger Sub, AAT has no, and has never had any, subsidiaries as defined in Rule 1-02 of Regulation S-X of the SEC.

4.4 Authority; No Violation.

(a) Each of AAT and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of AAT and of Merger Sub and no other corporate proceedings on the part of AAT or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby other than the affirmative vote of the AAT stockholders for the AAT Transaction Proposals (as defined in Section 5.3(a)) and Merger Sub stockholders for the Merger. This Agreement has been duly and validly executed and delivered by each of AAT and Merger Sub and (assuming due authorization, execution and delivery by M & I) constitutes a valid and binding obligation of each of AAT and Merger Sub, enforceable against each of AAT and Merger Sub in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(b) Neither the execution and delivery of this Agreement by AAT and Merger Sub, nor the consummation of the Merger, nor compliance by AAT and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the AAT Charter, AAT By-Laws, Merger Sub Charter, Merger By-Laws, (ii) subject to obtaining the approval and adoption of this Agreement and approval of the AAT Transaction Proposals by AAT’s stockholders, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to either AAT or Merger Sub or any of its respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any lien or encumbrance upon any of the respective properties or assets of AAT or Merger Sub under, any of the terms, conditions or provisions of any agreement, except for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or liens that, either individually or in the aggregate, would not have a Material Adverse Effect on AAT.

4.5 SEC Documents.

(a) AAT is an issuer subject to the reporting reports under Section 13 of the Exchange Act. AAT has filed with the Securities and Exchange Commission (the “SEC”) all proxy statements, prospectuses, reports, schedules, forms, financial statements, certifications and other documents (including exhibits and all other information incorporated by reference) required to be filed pursuant to the Exchange Act since January 1, 2003 (collectively, the “SEC Documents”). Except as set forth in Section 4.5(a) of the AAT Disclosure Manual, all SEC Documents and any other forms or documents required to have been filed by AAT or its directors and officers, as they relate to AAT, with the SEC have been so filed on a timely basis. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the SEC Documents (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading except to the extent corrected prior to the date hereof by a subsequently filed SEC Document.

(b) AAT maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-14 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning AAT is made known on a timely basis to the individuals responsible for the preparation of AAT’s filings with the SEC and other public disclosure documents. AAT is in compliance with the applicable listing and other rules and regulations of the Nasdaq Stock Market and, except for the requirement to hold its 2006 annual meeting of stockholders, has not received any notice from the Nasdaq Stock Market asserting any non-compliance with such rules and regulations.

4.6 Financial Statements and Records.

(a) The financial statements of AAT included in the SEC Documents comply as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements, as permitted by Form 10-QSB under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of AAT as at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) except to the extent corrected prior to the date hereof by a subsequently restated financial statement included in subsequent SEC Document.

(b) AAT maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Except as set forth in AAT’s Current Report on Form 8-K filed on August 9, 2005, since January 1, 2004, neither AAT nor, to AAT’s knowledge, any director, officer, employee, auditor, accountant or representative of AAT has received or otherwise had or obtained knowledge of (i) any significant deficiencies in the design or operation of AAT’s internal controls which could reasonably be expected to adversely affect the ability of AAT to record, process, summarize and report financial data, (ii) any material weakness in its internal controls, or (iii) any fraud that involves management or other employees who have a significant role in the internal controls of AAT.

4.7 Real Property—Owned. Item 3 of AAT’s Form 10-KSB for the year ended December 31, 2005 contains a complete and accurate list of all real estate owned by AAT or any of its Subsidiaries and except as set forth on Section 4.7 of the AAT Disclosure Manual or as would not have a Material Adverse Effect, AAT has good and marketable title to the real estate owned and listed on Item 3 of AAT’s Form 10-KSB for the year ended December 31, 2005, in each case free and clear of all liens other than Permitted Encumbrances. There exists no legal or administrative proceeding to which AAT is a party or court order, building code provision, deed restriction, or restrictive covenant (recorded or otherwise), or other private or public limitation, which might in any way impede or adversely affect the continued use of the said real estate in the manner it is currently used, except for such court order, building code provision, deed restriction, restrictive covenant, or other private or public limitation that, either individually or in the aggregate, would not have a Material Adverse Effect on AAT.

4.8 Real Property—Not Owned. AAT does not lease or utilize any real estate which it does not own.

4.9 Adequacy of Facilities; Title to Assets. The buildings, plants, structures, and equipment of AAT: (a) are structurally sound and in good operating condition and repair, subject to ordinary wear and tear, (b) are adequate for the uses to which they are being put, (c) are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, (d) are sufficient for the continued conduct of their businesses, and (e) conform in all material respects to applicable federal, state and local laws and regulations (including, but not limited to, those relating to environmental protection, occupational safety and health). Except as otherwise set forth in Section 4.9 of the AAT Disclosure Manual, AAT has good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all assets reflected in the AAT Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the AAT Unaudited Interim Balance Sheet), and all other assets reflected in the books and records of AAT or any AAT Subsidiary as being owned by AAT or such AAT Subsidiary. All such assets are owned by AAT or an AAT Subsidiary free and clear of any liens and encumbrances, except for Permitted Encumbrances.

4.10 Personal Property—Leased or Not Owned. Section 4.10 of the AAT Disclosure Manual contains a list and brief description of all leases and other agreements under which AAT and each of its Subsidiaries is lessee of or holds or operates any material items of machinery, equipment, vehicles, office furniture or fixtures owned by any third party, including the identity or the owner or lessor of the property, the monthly rent or other consideration payable for use of the property, the termination date of each such lease or other agreement. AAT has provided to M & I true and correct copies of such leases or agreements. Except as set forth on Section 4.10 of the AAT Disclosure Manual, each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of AAT and, to the knowledge of AAT, the other parties thereto, and there is no default or basis therefor by AAT, or the knowledge of AAT, any other parties to said leases.

4.11 Contracts and Agreements.

(a) The following subsections of Section 4.11 of the AAT Disclosure Manual contains a list, and AAT has provided to M & I true and correct copies, of all the following agreements, arrangements, and understandings (written or oral, formal or informal) (collectively, for purposes of this Section 4.11, the “AAT Agreements”) to which AAT is a party or by which AAT or any of its respective properties is otherwise bound and pursuant to which AAT has continuing liabilities, obligations or rights:

(i) collective bargaining agreements and similar agreements with employees as a group;

(ii) employee benefit agreements, trusts, plans, funds, or other similar arrangements of any nature;

(iii) agreements with any current or former stockholder, director, officer, employee, consultant, or advisor or any affiliate of any such person;

(iv) agreements between or among AAT and its affiliates;

(v) indentures, mortgages, security agreements, notes, loan or credit agreements, or other agreements relating to the borrowing of money in excess of $1,000,000 or to the direct or indirect guarantee or assumption by AAT of any obligation of others, including any agreement that has the economic effect although not the legal form of any of the foregoing;

(vi) agreements relating to the acquisition or disposition of assets in excess of $1,000,000 individually or in the aggregate, other than those entered into in the ordinary course of business consistent with past practice;

(vii) agreements relating to the acquisition or disposition of any material interest in any business enterprise;

(viii) broker, distributor, dealer, manufacturer’s representative, sales, agency, sales promotion, advertising, market research, marketing, consulting, research and development, maintenance, service, and repair agreements, in each case providing for payments in excess of $1,000,000 in any 12- month period;

(ix) material license, royalty, or other agreements relating to Intellectual Property (other than (A) shrinkwrap and clickwrap agreements and (B) software agreements requiring the payment of less than $25,000);

(x) partnership, joint venture, and profit sharing agreements;

(xi) material agreements with any Governmental Authority;

(xii) agreements in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any other Person and requiring the payment of greater than $100,000 individually or in the aggregate;

(xiii) agreements containing any covenant limiting the freedom AAT to engage in any line of business or compete with any other entity in any geographic area or during any period of time;

(xiv) powers of attorney granted by AAT; and

(xv) other agreements, whether or not made in the ordinary course of business, that are material to the business, assets, results of operations, condition (financial or otherwise), or prospects of AAT considered as a whole.

(b) Each of the AAT Agreements in excess of 2% of AAT’s revenues (“AAT Material Contracts”) is a valid and binding agreement of AAT and, to the knowledge of AAT, the other party or parties thereto, enforceable against AAT and, to the knowledge of AAT, such other party or parties in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances. AAT is not in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default under, any material provision of any of AAT Material Contracts, and AAT has not received any written notice from, or given any written notice to, any other party indicating that AAT is in breach of or in default under any of AAT Material Contracts, except in all such cases for such breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect. To AAT’s knowledge, no other party to any of AAT Material Contracts is in breach of or in default under such agreements, nor has any assertion been made by AAT of any such breach or default. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to AAT under any current or completed AAT Material Contract and no such party to any such agreements has made written demand for such renegotiation. The consummation of the Merger and transactions related thereto shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from M & I, any M & I Subsidiary, AAT, or Merger Sub to any Person under any AAT Material Contract or give any Person the right to terminate or alter the provisions of any AAT Material Contract.

4.12 Environmental Matters.

(a) Hazardous Material. Except as disclosed in Section 4.12 of the AAT Disclosure Manual, no underground storage tanks and no amount of any Hazardous Material are present, as a result of the actions of AAT or to AAT’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that AAT or any of its subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Material Activities. Except as would not reasonably be expected to have a Material Adverse Effect on AAT, AAT has not performed or committed any Hazardous Material Activity in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. AAT currently hold all environmental approvals, permits, licenses, clearances and consents (the “AAT Environmental Permits”) necessary for the conduct of AAT’s Hazardous Material Activities and other businesses of AAT as such activities and businesses are currently being conducted, except where the failure to so hold would not reasonably be expected to have a Material Adverse Effect on AAT.

(d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of AAT, threatened concerning any AAT Environmental Permit, Hazardous Material or any Hazardous Material Activity of AAT. AAT is not aware of any fact or circumstance which could involve AAT in any environmental litigation or impose upon AAT any environmental liability.

AAT makes no representation or warranty regarding compliance or failure to comply with, or any actual contingent liability under, any environmental law or permit except as expressly set forth in this Section 4.12.

4.13 Taxes.

(a) AAT has accurately prepared and timely filed or had prepared and timely filed on its behalf, all Tax Returns with respect to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity concerning or attributable to AAT or to its operations (“AAT Taxes”), and all such AAT Tax Returns are true, complete and correct in all material respects. No extension of time has been requested for or granted to AAT to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid.

(b) AAT (i) has paid all Taxes it is obligated to pay as reflected on the Tax Returns or otherwise; and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise.

(c) AAT has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) There are no liens arising from or related to Taxes (other than Permitted Encumbrances) on or pending against AAT or any of its properties.

(e) AAT is not, nor has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or agreement.

(f) No audit or other examination of any Tax Return of AAT by any Tax authority is presently in progress, nor has AAT been notified in writing of any request for such an audit or other examination.

(g) No adjustment relating to any Tax Returns filed by AAT has been proposed in writing, formally or informally, by any Tax authority to AAT or any representative thereof.

(h) AAT has no liability for any unpaid Taxes which have not been accrued for or reserved on the AAT Unaudited Interim Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to AAT and each Subsidiary, other than any liability for unpaid Taxes that may have accrued since June 30, 2006 in connection with the operation of the business of AAT in the ordinary course of business.

(i) There is no contract, agreement, plan or arrangement to which AAT is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of AAT that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code (or any similar provision of state or local law). There is no contract, agreement, plan or arrangement to which AAT is a party or by which it is bound that could require the compensation of any individual for excise taxes payable pursuant to Section 4999 of the Code (or any similar provision of state or local law).

(j) AAT has not filed any consent agreement under Section 341(f) of the Code (or any similar provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any similar provision of state or local law) apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code (or any similar provision of state or local law)) owned by AAT.

(k) AAT has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code. The stock of AAT has not been distributed in a transaction satisfying the requirements of Section 355 of the Code.

(l) Neither AAT nor, to the knowledge of AAT, any Person affiliated with AAT has taken any action or failed to take any action that would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code, and no facts, agreements, plans or other circumstances exist that would cause the Merger to fail to so qualify.

(m) Prior to Closing, AAT has never had an ownership change within the meaning of Section 382 of the Code. As determined under the provisions of Section 382(h)(3) of the Code, the fair market value of the assets of AAT exceeds the aggregate adjusted tax basis of such assets.

Each reference to a provision in this Section 4.13 shall be treated for state, local and foreign Tax purposes as a reference to analogous or similar provisions of state, local and foreign law.

4.14 Employment Contracts and Matters. Except as set forth in Section 4.11 of the AAT Disclosure Manual, there are no employment, indemnification, consulting, severance or other similar agreements between AAT and any of its respective officers, directors, consultants or employees (the “AAT Employment Contracts”). None of the AAT Employment Contracts contain any “change of control,” severance or other provisions pursuant to which any of the benefits of any other party thereto will be increased or the vesting of any such benefits will be accelerated by the consummation of any of the transactions contemplated by this Agreement or pursuant to which the value of any such benefits will be calculated on the basis of any of the transactions contemplated by this Agreement. To the knowledge of AAT, no executive, key employee, or group of employees has any plans to terminate employment with any of AAT. Except as set forth on Section 4.11 of the AAT Disclosure Manual, AAT is not a party to or bound by any collective bargaining contract, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. AAT has not committed any unfair labor practice. AAT has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of AAT and no such organizational efforts took place at any time during the last two years. There are no actions, claims or investigations pending or to the knowledge of any of AAT threatened which relate to (a) employment discrimination, age discrimination, sex discrimination and/or sexual harassment (b) unpaid wages; (c) wrongful discharge, retaliation or breach of any alleged employment or other contracts; and (d) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress by any of AAT or any of its current or former employees, officers or managers and there is no basis for bringing any such action, claim or investigation.

4.15 Compliance with Laws. The business of AAT has not been conducted in violation of any Laws, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on AAT. No investigation or review by any Governmental Authority with respect to AAT is pending or, to the knowledge of AAT, threatened, nor has any Governmental Authority indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on AAT. The executive officers of AAT have not received any notice or communication of any material noncompliance with any such Laws that has not been cured, except for such changes and noncompliance that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on AAT. AAT has obtained and is in substantial compliance with all Licenses necessary to conduct its business as presently conducted, except for those the absence of which or failure to be in compliance with, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on AAT.

4.16 Improper Business Practices. To the knowledge of AAT, neither AAT nor any director, officer, employee, agent other representative of AAT or any of its subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

4.17 Employee Benefit Plans.

(a) Section 4.11(ii) of the AAT Disclosure Manual lists and contains a copy of all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, any employment or executive compensation or severance agreements, written or otherwise, which are currently, or within the three years immediately preceding January 1, 2006, and to the date of this Agreement have been, sponsored, maintained, contributed to or entered into for the benefit of, or relating to, any present or former employee or director of AAT, or of any ERISA Affiliate of AAT, whether or not such plan is terminated (collectively, the “AAT Employee Plans”).

(b) With regard to each AAT Employee Plan, AAT has made available to M & I a true and complete copy of, to the extent applicable, of (i) the AAT Employee Plan, (ii) the most recent annual reports (Form 5500) as filed with the IRS, (iii) each trust agreement related to such AAT Employee Plan, (iv) the most recent summary plan description for each AAT Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto, (v) the most recent actuarial report relating to any AAT Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any AAT Employee Plan.

(c) There are no actions or claims pending (other than routine claims for benefits), or to the knowledge of AAT threatened, against any AAT Employee Plan or against the assets of any AAT Employee Plan, nor are there any current, or to the knowledge of AAT threatened, encumbrances or liens on the assets of any AAT Employee Plan. Each AAT Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination for the IRS covering the provisions of the GUST stating that such AAT Employee Plan is so qualified, all amendments required to be made in order to preserve the tax-qualification of the plans since the issuance of the GUST determination letter have been timely made and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each AAT Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law.

(d) No AAT Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither AAT nor any ERISA Affiliate has ever maintained, contributed to or partially or fully withdrawn from any such plan. No AAT Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither AAT nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No AAT Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

(e) With respect to the employees and former employees of AAT, there are no employee postretirement medical or health plans or agreements in effect, except as required by Section 4980B of the Code or similar state law.

(f) The execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in: (A) any payment to or acceleration, vesting or increase in the rights of any current or former employee or (B) any payment that could reasonably be construed as a “parachute payment” (as defined in Section 280G of the Code) to any current or former employee.

(g) To the knowledge of AAT, no “prohibited transaction,” as such term is described in Section 4975 of the Code, has occurred with respect to any AAT Employee Plan that would subject the AAT or any ERISA Affiliate, any officer of AAT or any AAT Employee Plan or any trust to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

(h) There has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any AAT Employee Plan since December 31, 2005 which would increase materially the expense of maintaining such plan above the level of the expense incurred in respect thereof. Each AAT Employee Plan may be amended or terminated at any time by AAT in its sole discretion without the consent of any third party.

(i) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of AAT, threatened against, or with respect to, any of the AAT Employee Plans. All material contributions required to be made to the AAT Employee Plans have been timely made pursuant to their terms. To the knowledge of AAT, there is no matter pending with respect to any of the AAT Employee Plans before the IRS or the Department of Labor or any other governmental authorities.

(j) No trust relating to any AAT Employee Plan holds any assets which are “employer securities” or “employer real property” as such terms are defined in ERISA section 407(d)(1) or (2).

(k) Based on AAT’s good faith interpretation of the provisions of Section 409A of the Code and the guidance issued thereunder, any AAT Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in accordance with the requirements of Section 409A (including the Notices issued by the IRS thereunder) and has been, or may timely be, amended to comply with 409A if necessary.

4.18 Interested Party Transactions. Except as set forth in Section 4.18 of the AAT Disclosure Manual, no director, officer or other affiliate of AAT (or any member of the immediate family of any of the foregoing persons) has or has had, directly or indirectly, (i) a material economic interest in any person that has furnished or sold, or furnishes or sells, services or products that AAT or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) a material economic interest in any person that purchases from or sells or furnishes to, AAT or any Subsidiary, any goods or services; (iii) a material beneficial interest in any agreement included in Section 4.11 of the AAT Disclosure Manual; or (iv) any contractual or other arrangement with AAT or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.18. AAT and the Subsidiaries have not (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of AAT, or (ii) materially modified any term of any such extension or maintenance of credit. No officer or director of AAT has asserted any claim, charge, action or cause of action against AAT, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

4.19 Customers. Set forth in Section 4.19 of the AAT Disclosure Manual is a list of the name, address and amount of sales and services billed to each customer of AAT that individually accounted for two percent (2%) or more of gross revenues of AAT during the calendar year ended December 31, 2005 and the six months ended June 30, 2006. None of such customers has canceled or otherwise terminated, or advised AAT of its intention to cancel or terminate or materially reduce its purchases from AAT, refused to or threatened to refuse to pay its outstanding invoices, has demanded a refund or credit which AAT believes to be unjustified or is known to be bankrupt or suspected of being insolvent.

4.20 Insurance.

(a) Section 4.20 of the AAT Disclosure Schedule contains a schedule and the declarations page of each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, windstorm, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which AAT is a party (the “AAT Insurance Policies”) of AAT. The AAT Insurance Policies are in full force and effect. All premiums due and payable under the AAT Insurance Policies have been paid on a timely basis and AAT and its Subsidiaries are in compliance in all material respects with all other terms thereof.

(b) There are no material claims pending as to which coverage has been questioned, denied or disputed under the AAT Insurance Policies. All material claims thereunder have been filed in a due and timely fashion and neither AAT has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has AAT or its subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies. None of such policies are subject to any retroactive premium adjustment feature.

4.21 Officers and Directors. Section 4.21 of the AAT Disclosure Manual identifies each officer and director of AAT, and copies of director and officer questionnaires have previously been provided by each such person.

4.22 Intellectual Property. Except as set forth in Section 4.22 of the AAT Disclosure Manual, the business and operations of AAT is not materially dependent on any patent, copyright, trademark or invention. Except as set forth in Section 4.22 of the AAT Disclosure Manual, no claim is pending or, to the knowledge of AAT, threatened to the effect that the present or past operations products or services of the AAT infringes upon or conflicts with the rights of others with respect to any Intellectual Property. AAT does not know of any basis for the making of any such claim. No contract, agreement or understanding with any party exists which would materially impede or prevent the continued use by AAT of any Intellectual Property owned, licensed or controlled by AAT which is necessary in AAT’s business as presently conducted. No officer, director, employee or consultant of AAT owns, directly or indirectly, any material interest in the Intellectual Property which is presently being used in the business of AAT and AAT makes no material payment for the use or sale thereof except as set forth in Section 4.22 of the AAT Disclosure Manual.

4.23 Absence of Materially Adverse Changes. Since December 31, 2005, there have been no changes in the business, assets, liabilities, financial condition, or results of operations of AAT that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AAT.

4.24 Absence of Certain Liabilities. As of June 30, 2006, AAT did not have any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the AAT Unaudited Interim Balance Sheet. Since June 30, 2006, AAT has not incurred any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise), except for liabilities incurred in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

4.25 Labor Matters.

(a) AAT is not a party to, nor bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

(b) AAT is not subject to any labor dispute, strike or work stoppage that has had or would reasonably be expected to have a Material Adverse Effect on AAT.

(c) To AAT’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of AAT.

4.26 Litigation. Section 4.26 of the AAT Disclosure Manual contains (a) a list and brief explanation of every suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best of its knowledge threatened, against or affecting the business, assets or financial condition of AAT as of the date hereof and (b) a copy of every order, writ, injunction, judgment or decree of any federal, state, local or foreign court, department, agency or instrumentality which is applicable to AAT as of the date hereof. AAT is not in violation of any order, writ, injunction, judgment or decree of any federal, state, local or foreign court, department, agency or instrumentality which is applicable to AAT.

4.27 Recommendation; Vote Required. The Board of Directors of AAT, at a meeting duly called and held, has by unanimous vote of those directors present, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of AAT stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended that holders of AAT Common Stock approve the AAT Transaction Proposals. The affirmative vote of the holders of a majority of the outstanding shares of AAT Common Stock is the only vote of the holders of any class or series of AAT capital stock necessary to approve the AAT Transaction Proposals (the “AAT Requisite Vote”).

4.28 Certain Approvals. AAT’s Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement the restrictions contained in the “fair price,” “moratorium,” control share acquisition, interested stockholder or similar antitakeover provision of the Florida Business Corporation Act or regulation and any restrictive provision of any antitakeover provision in the AAT Charter or AAT Bylaws.

4.29 No Rights Plan or Agreement. AAT has not adopted any so-called “poison pill” rights plan or agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Investigative Rights.

(a) Subject to the terms of the Confidentiality Agreement among the parties (the “Confidentiality Agreement”) which the parties agree will continue in force following the execution of this Agreement, from the date of this Agreement until the Closing Date each party shall cooperate with each other party’s due diligence examination and shall provide the requesting party and its officers, directors, employees, consultants, financial advisors, counsel, accountants, auditors, and other authorized representatives who have agreed to maintain such information in confidence (the “Representatives”) with prompt and reasonable access to its books, records, contracts, properties, key employees, attorneys and accountants and shall furnish promptly such information reasonably requested in connection with the transactions contemplated herein. Any such examination will be conducted in cooperation with the officers and other key management employees in such a manner as to minimize any disruption or interference with normal business operations.

(b) Each party shall, and shall instruct its Representatives to, hold the documents and other material received in connection with this Agreement in confidence in accordance with the terms of the Confidentiality Agreement. Each party receiving such information, upon request by the party providing such information, shall deliver to the party providing such information all documents and other material provided to it. This obligation shall survive the termination of this Agreement and the closing of the Merger.

5.2 Notification of Certain Matters. M & I shall give prompt notice to AAT, and AAT shall give prompt notice to M & I, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty contained in this Agreement made by it to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied by it in any material respect and (b) any failure or inability of M & I or AAT, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not limit or otherwise affect the representations, warranties, covenants or agreements of M & I or AAT, as the case may be, the conditions to the obligations of the parties hereto to consummate the Merger or the remedies available hereunder.

5.3 Stockholder Meetings.

(a) AAT shall take all actions necessary to duly call and hold a meeting of its stockholders (the “AAT Stockholders Meeting”), as soon as reasonably practicable, to approve the: (i) issuance of the AAT Shares pursuant to the business combination with M & I, (ii) AAT Name Change, (iii) AAT Share Increase, and (iv) Reverse Stock Split (collectively, the “AAT Transaction Proposals”). Subject to the provisions of Section 6.2, (i) AAT’s Board of Directors shall recommend that the holders of the AAT Common Stock vote to approve the AAT Transaction Proposals, and shall use commercially reasonable efforts to solicit such approval, (ii) AAT’s proxy statement shall include a statement to the effect that the Board of Directors of AAT recommends that AAT stockholders vote to approve the AAT Transaction Proposals, and (iii) such Board recommendation shall not be withdrawn or modified in any manner adverse to M & I, and no resolution by the Board of Directors of AAT to withdraw or modify such recommendation in a manner adverse to M & I shall be adopted or proposed.

(b) M & I shall take all actions necessary to duly call and hold a meeting of its stockholders (the “M & I Stockholders Meeting”), as soon as reasonably practicable, to approve the Merger. Subject to Section 6.2, (i) M & I’s Board of Directors shall recommend that the holders of the M & I Common Stock vote to approve the Merger, and shall use commercially reasonable efforts to solicit such approval, (ii) M & I’s proxy statement shall include a statement to the effect that the Board of Directors of M & I recommends that M & I’s stockholders vote to approve the Merger, and (iii) such Board recommendation shall not be withdrawn or modified in a manner adverse to AAT, and no resolution by the Board of Directors of M & I to withdraw or modify such recommendation in a manner adverse to AAT shall be adopted or proposed.

5.4 AAT Proxy Statement.

(a) As promptly as practicable after the date hereof, AAT shall prepare and file with the SEC a proxy statement with respect to the AAT Stockholders Meeting. M & I shall promptly furnish AAT with all information as may be reasonably necessary or advisable in connection with the Proxy Statement, including financial statements of M & I required to be included in such proxy statement. All such information provided by M & I will be materially true, correct and complete and will not contain any untrue statement of a material fact or omit to state any material fact required or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time after the Proxy Statement is filed with the SEC any event or circumstance relating to AAT or M & I should occur or exist which would be required to be described in an amendment of or supplement to the Proxy Statement or which would cause the Proxy Statement to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading, AAT or M & I, as the case may be, shall promptly inform the other in writing of such event or circumstance.

(b) AAT will cause the Proxy Statement, at the time it is mailed to stockholders of AAT, to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations of the SEC thereunder, provided that M & I shall be responsible for furnishing to AAT all information relating to M & I and holders of the M & I Common Stock as is required to be included therein. M & I will cause the information it provides for such purpose to comply as to form in all material respects with such provisions.

(c) AAT shall notify M & I promptly of the receipt of any comments on, or any requests for amendments or supplements to, such proxy statement by the SEC, and AAT shall supply M & I with copies of all correspondence between it and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the proxy statement. AAT, after consultation with M & I, shall use its reasonable efforts to respond promptly to any comments made by the SEC with respect to the proxy statement.

5.5 Nasdaq Stock Market Listing. AAT shall use its reasonable best efforts to maintain its existing listing on the Nasdaq, to obtain approval of the listing of the combined company on the Nasdaq at or prior to the Effective Time, and to cause the shares of AAT Common Stock being issued to the M & I stockholders in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq at or prior to the Effective Time. As promptly as practicable after the date hereof, AAT shall prepare and submit to the Nasdaq Stock Market an initial listing application and listing agreement, and use its reasonable best efforts to satisfy all initial inclusion criteria upon consummation of the Merger, including, without limitation, the Reverse Stock Split designed to meet the minimum initial share price required for such listing.

5.6 Other Actions and Communications.

(a) The parties shall cooperate with each other and use their respective reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated hereby. Each of AAT and M & I shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appear in any filing made with, or written materials submitted to, any third party and any governmental entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of AAT and M & I shall act reasonably and as promptly as practicable.

(b) AAT and M & I each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by AAT or M & I, as the case may be, from any AAT stockholder, third party and any governmental entity with respect to the Merger and the other transactions contemplated hereby.

5.7 Certain Transaction Expenses. Whether or not the Merger is consummated, M & I will pay 80% of the first $100,000 of AAT’s Transaction Expenses as incurred. M & I shall reimburse AAT or pay directly the balance of AAT’s Transaction Expenses upon Closing of the Merger or termination of this Agreement in accordance with its terms, provided however, if the Merger does not close as a result of AAT’s actions, M & I will only be responsible for 50% of the first $100,000 of AAT’s Transaction Expenses as incurred, for no more than $50,000 under this Section 5.7, and to the extent M & I has paid more than $50,000, AAT will pay such excess amount to M & I within five (5) days of M & I’s written request therefor. As used herein, the term “Transaction Expenses” means the reasonable expenses incurred or accrued by AAT for its financial advisors, accountants, attorneys, transfer agent, SEC filing expenses, proxy printing and distribution expenses, Nasdaq Stock Market fees and travel expenses for its directors and officers in connection with the transactions and proceedings contemplated hereby.

5.8 Board of Directors and Officers of AAT.

(a) AAT shall take all requisite action, effective as of the Effective Time, to cause the Board of Directors of AAT to number seven (7) members comprised of (i) two current directors of AAT designated by M & I (the “AAT Designated Directors”), each of whom shall be independent for purposes of Nasdaq rules, and (ii) five

(5) individuals designated by M & I, at least two of whom shall be independent for purposes of Nasdaq rules (the “M & I Designated Directors”). Each of such directors will serve for a term expiring on the earlier of his death, resignation, removal or next annual meeting of stockholders. AAT shall use reasonable best efforts to obtain and deliver to M & I at or prior to the Effective Time the resignation of each director of AAT who is not continuing as an AAT Designated Director. If at any time prior to the Effective Time any of the AAT Designated Directors or M & I Designated Directors should become unable or unwilling to serve as a director, then M & I shall designate another individual to serve in such capacity. The Board of Directors shall cause the AAT Designated Directors to be nominated at the next two (2) annual meetings of stockholders following the Effective Time unless such individual shall become unable or unwilling to serve as a director.

(b) AAT shall take all requisite action to cause the Chairman and Chief Executive Officer of AAT, effective as of the Effective Time, to be Arthur G. Dauber. Such individual shall nominate the executive officers of AAT for election by a majority of AAT’s Board of Directors as of the Effective Time. If at any time prior to the Effective Time, Arthur G. Dauber should become unable or unwilling to serve in the capacity of Chairman and Chief Executive Officer, M & I shall designate another individual, reasonably acceptable to AAT, to serve in such capacity. AAT shall use reasonable best efforts to obtain and deliver to M & I at or prior to the Effective Time the resignation of each officer of AAT who is not continuing as an officer of the combined company following the Effective Time.

5.9 M & I Options and Warrants. All outstanding M & I options and warrants to purchase M & I common stock will have been exercised or cancelled as of the Closing Date.

5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Closing Date, AAT shall indemnify and hold harmless, and provide advancement of expenses to, each present and former director and officer of AAT (when acting in such capacity) (the “AAT Indemnified Parties”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Closing Date, (i) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by AAT pursuant to the AAT Charter and AAT By-laws set forth in Section 4.1 of the AAT Disclosure Manual and indemnification agreements identified in Section 4.11 of the AAT Disclosure Manual with, or for the benefit of, any such individuals, (ii) without regard to the limitations in subclause (i) above, to the fullest extent permitted by law.

(b) From and after the Closing Date, M & I shall indemnify and hold harmless, and provide advancement of expenses to, each present and former director and officer of M & I (when acting in such capacity) (the “M & I Indemnified Parties”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Closing Date, (i) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by M & I pursuant to the M & I Charter and M & I By-laws set forth in Section 3.1 of the M & I Disclosure Manual and indemnification agreements identified in Section 3.10 of the M & I Disclosure Manual with, or for the benefit of, any such individuals, (ii) without regard to the limitations in subclause (i) above, to the fullest extent permitted by law.

(c) Any person wishing to claim indemnification under Section 5.10 (an “Indemnified Party”), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify AAT or M & I thereof, respectively (the “Indemnifying Party”), but the failure to so notify shall not relieve the Indemnifying Party of any liability they may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) the Indemnifying Party shall have the right to assume the defense thereof and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Indemnifying Party shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly; provided, however, that the Indemnifying Party shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (unless there is a conflict of interest as provided above, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent.

(d) AAT shall maintain a policy or policies of officers’ and directors’ liability insurance for acts and omissions occurring prior to the Closing Date (“D&O Insurance”) with coverage in amount and scope at least as favorable as its existing directors’ and officers’ liability insurance coverage for a period of six years after the Closing Date; provided, however, that, if the existing D&O Insurance expires, is terminated or cancelled, or if the annual premium therefor is increased to an amount in excess of 300% of the last annual premium paid prior to the date of this Agreement (the “Current Premium”), in each case during such six year period, AAT will use commercially reasonable efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 300% of the Current Premium; and provided further that in lieu of such coverage, AAT may substitute a prepaid “tail” policy for such coverage.

(e) If AAT or M & I or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of AAT or M & I, as applicable, shall assume all of the obligations set forth in this Section 5.10.

(f) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives, notwithstanding any release executed by any Indemnified Party in connection with his or her departure from AAT and/or M & I unless a release of the provisions of this Section 5.10 is specifically provided for in such release.

5.11 Section 16 Matters. Prior to the Effective Time, AAT agrees that its Board of Directors (or its compensation committee) shall adopt resolutions specifically approving, for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, the receipt, pursuant to this Agreement, of shares of AAT Common Stock by persons who will be directors or officers of AAT as of the Effective Time.

ARTICLE 6

CONDUCT PENDING THE CLOSING

6.1 Conduct of Business by AAT and M & I. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, AAT and M & I shall (and M & I shall cause each of its Subsidiaries to), except to the extent that the other party shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (a) preserve substantially intact its present business organization, (b) keep available the services of its present officers and key employees and (c) preserve its relationships with customers, suppliers, distributors, contractors, and others with which it has significant business dealings. In addition, except as contemplated by the terms of this Agreement or set forth in the Disclosure Manual of a party delivered hereby, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of AAT and M & I shall not (and M & I shall cause each of its Subsidiaries to not) do any of the following:

(i) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other equity compensation plans or authorize cash payments in exchange for any options granted under any of such plans except (A) to allow all holders of M & I options to exercise their options prior to the Closing, and (B) to amend the periods of exercisability of options for the directors of AAT prior to the Closing;

(ii) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing, on the date hereof and as set forth in the Disclosure Manual delivered to the other party as provided herein, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(iii) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall AAT, M & I or any Subsidiary license on an exclusive basis or sell any AAT Intellectual Property or M & I Intellectual Property, as applicable;

(iv) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, except as contemplated by Section 5.3;

(v) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of AAT, M & I or any Subsidiary, as applicable, except for repurchases of shares pursuant to stock option or purchase agreements in effect on the date hereof in connection with the termination of employment or as otherwise required therein and except for the exercise of outstanding options;

(vi) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, other than the issuance, delivery and/or sale of shares of its common stock pursuant to the exercise of stock options and warrants outstanding as set forth in Section 3.3 of M & I’s Disclosure Manual and Section 4.2 of AAT’s Disclosure Manual as of the date of this Agreement;

(vii) Amend its Charter Documents, except as expressly contemplated by the terms of this Agreement;

(viii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of AAT, M & I and its Subsidiaries, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(ix) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of such party;

(x) Incur any indebtedness for borrowed money beyond existing lines of credit as of the date of this Agreement and disclosed in such party’s Disclosure Manual without the consent of the other party or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of AAT, M & I or any Subsidiary, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(xi) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except for renewals in the ordinary course of business on the same terms;

(xii)(A) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities recognized or disclosed in the AAT Unaudited Interim Consolidated Balance Sheet (or the notes thereto) or of M & I included in the M & I Interim Balance Sheet, as applicable, provided, however, that AAT may not pay, discharge or otherwise settle the Lawsuit (as defined in Section 8.4(b)) without the prior written consent of M & I, or (B) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which AAT is a party or of which AAT is a beneficiary or to which M & I or any of its Subsidiaries is a party or of which M & I or any of its Subsidiaries is a beneficiary, as applicable;

(xiii) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any AAT Agreement or M & I Agreement, as applicable, or other material contract or material agreement to which AAT, M & I or any Subsidiary of M & I is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xiv) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(xv) Incur or enter into any agreement, contract or commitment that is outside the ordinary course of business;

(xvi) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(xvii) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(xviii) Form, establish or acquire any subsidiary;

(xix) Permit the plan administrator to exercise any of its discretionary rights under any stock-based employee benefit plans to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans except to allow the holders of M & I options to exercise their options prior to the Closing;

(xx) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in subsections (i) through (xix) above.

6.2 Competing Proposals. Except for the Merger contemplated by this Agreement, from the date hereof until the Closing, unless and until this Agreement shall have been validly terminated in accordance with Article 9 of this Agreement, M & I and AAT shall not (and neither will permit any of its officers, directors, agents or Representatives to), directly or indirectly, (a) solicit, encourage or participate in any negotiations or discussions with respect to a Competing Transaction (as defined below), (b) disclose any information concerning the business and properties of such party, afford access to the properties, books or records of such party or take any other action related to a Competing Transaction, (c) approve, endorse or recommend any Competing Transaction, or (d) execute or enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to a Competing Transaction. Notwithstanding the foregoing, neither AAT nor M & I shall be prohibited from furnishing information to, or entering into discussions or negotiations in connection with an unsolicited proposal for a Competing Transaction if, and only to the extent that, such party has received an unsolicited bona fide written offer from a third party to enter into a Competing Transaction on terms and conditions that the board of directors of such party determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor, if any, (i) is more favorable, from a financial point of view, to such party’s stockholders than the terms of the Merger; (ii) is reasonably capable of being consummated; (iii) consummation of such Competing Transaction would not require such party to breach any covenant or agreement under this Agreement, and (iv) that such party’s Board of Directors is required to consider such Competing Offer in order to comply with its fiduciary obligations to its stockholders imposed by applicable law. Prior to furnishing such information to, or entering into discussions or negotiations regarding a Competing Transaction such party shall obtain from the parties proposing such Competing Transaction an executed confidentiality agreement on terms no less favorable to such party than those contained in the Confidentiality Agreement between M & I and AAT. A “Competing Transaction” means any of the following involving either AAT or M & I or their respective stockholders (other than the Merger contemplated by this Agreement): (i) any acquisition, merger, take-over bid, sale of substantial assets, business combination, reorganization, recapitalization, liquidation, dissolution or similar transactions involving such party or any Subsidiary, (ii) any sale, lease, exchange, transfer or other disposition of 15% or more of the assets of such party or any Subsidiary outside of the ordinary course of business, or (iii) a sale of shares of the capital stock of such party (including without limitation by way of a tender offer). Each of M & I and AAT agrees to notify the other party within one (1) day of the commencement of any contacts, discussions or negotiations relating to a proposed Competing Transaction.

ARTICLE 7

CONDITIONS PRECEDENT TO AAT’S PERFORMANCE

7.1 Conditions. AAT’s obligations to effect the Merger hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 7. AAT may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by AAT of any other condition of or any of AAT’s other rights or remedies, at law or in equity, if there shall be any default of any of the representations, warranties, or covenants of M & I under this Agreement.

7.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by M & I in this Agreement (i) to the extent qualified by a Material Adverse Effect or any other materiality qualification shall be true and accurate and (ii) to the extent not qualified by a Material Adverse or any other materiality qualification shall be true and accurate in all material respects, in each case on and as of the date of the Closing as though made at that time.

7.3 Performance. M & I shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with on or before the Closing.

7.4 Absence of Litigation. No judicial injunction or order shall be in effect which enjoins or prohibits the consummation of the Merger and there is no action pending by any Governmental Authority which seeks to enjoin or prohibit the consummation of all or any of the transactions contemplated by this Agreement or the Merger.

7.5 No Material Adverse Effect. Since the date of this Agreement there shall not have occurred or be existing any event or condition which has had a Material Adverse Effect on M & I.

7.6 Approval by M & I Stockholders. The Merger shall have been approved by the required vote of the holders of the M & I Common Stock.

7.7 Nasdaq Listing. The existing shares of AAT Common Stock shall have been continually listed on the Nasdaq as of and from the date of this Agreement through the Closing Date, Nasdaq shall have approved the continued listing of the AAT Common Stock on Nasdaq following the Merger pursuant to Nasdaq’s rules regarding “reverse mergers,” and the shares of AAT Common Stock to be issued to the M & I stockholders in connection with the Merger shall have been approved for listing, subject to official notice of issuance, on the Nasdaq as of the Effective Time.

7.8 Fairness Opinion. AAT has received a written opinion from its financial advisor that the Exchange Ratio is fair to AAT’s stockholders from a financial point of view.

7.9 Employment Agreements. Joseph McGuire, Tim Adams and Erik Wiisanen shall have each entered into respective employment agreements with AAT, each in a form reasonably acceptable to M & I and AAT, providing for their employment by AAT, or a subsidiary of AAT, such employment agreements to become effective upon the Effective Time.

7.10 Approval by AAT Stockholders. The Transaction Proposals shall have been duly approved by the AAT stockholders at the AAT Stockholders Meeting.

7.11 Agreements and Other Documents. AAT shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) a certificate executed by the President of M & I, specifying that the conditions set forth in Sections 7.2, 7.3, 7.4, 7.5 and 7.6 have been duly satisfied; and

(b) certificates of good standing (or equivalent documentation) of M & I, in its jurisdiction of organization, certified charter documents, a certificate as to incumbency of officers and the adoption of resolutions of the Board of Directors of M & I authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby to be performed by M & I hereunder.

7.12 Private Placement. AAT shall have been provided with completed investment questionnaires and investment letters from the stockholders of M & I and any other information reasonably necessary for AAT to have concluded that the issuance of the AAT Common Stock is in full compliance with applicable securities laws.

7.13 Dissenting M & I Shares. The M & I Dissenting Shares shall comprise not more than ten percent (10%) of the issued and outstanding shares of the M & I Common Stock.

ARTICLE 8

CONDITIONS PRECEDENT TO M & I’S PERFORMANCE

8.1 Conditions. M & I’s obligations to effect the Merger hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 8. M & I may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by M & I of any other condition of or any of M & I’s rights or remedies, at law or in equity, if AAT shall be in default of any of its representations, warranties, or covenants under this Agreement.

8.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by AAT in this Agreement or in any written statement that shall be delivered to M & I by AAT under this Agreement (i) to the extent qualified by a Material Adverse Effect or any other materiality qualification shall be true and accurate and (ii) to the extent not qualified by a Material Adverse Effect or any other materiality qualification shall be true and accurate in all material respects, in each case on and as of the Closing as though made at that time.

8.3 Performance. AAT shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing.

8.4 Absence of Litigation.

(a) No judicial injunction or order shall be in effect which enjoins or prohibits the consummation of the Merger and there is no action pending by any Governmental Authority which seeks to enjoin or prohibit the consummation of all or any of the transactions contemplated by this Agreement or the Merger.

(b) The lawsuit instituted by Enhance-It, L.L.C. against AAT in the United States District Court of South Carolina [Beaufort Division] styled Enhance-It, L.L.C. v. American Access Technologies, Inc., Civil Action Number 9:05-0546-23 (the “Lawsuit”) shall have been resolved to the satisfaction of M & I which shall include, without limitation, (i) the full and complete dismissal of such Lawsuit with prejudice as evidenced by the parties’ execution and filing with the court of such documents as may be necessary, and (ii) the execution and delivery by each of AAT and Enhance-It, L.L.C. of a settlement and release agreement in a form acceptable to M & I. During the term of this Agreement, AAT shall not enter into any settlement of such Lawsuit without the prior written consent of M & I.

8.5 No Material Adverse Effect. Since the date of this Agreement there shall not have occurred or be existing any event or condition which has had a Material Adverse Effect on AAT.

8.6 Approval by AAT Stockholders. The Transaction Proposals shall have been approved by the required vote of the holders of the AAT Common Stock.

8.7 Approval by M & I Stockholders. The Merger shall have been duly approved by the M & I stockholders at the M & I Stockholders Meeting.

8.8 Nasdaq Listing. The existing shares of AAT Common Stock shall have been continually listed on the Nasdaq as of and from the date of this Agreement through the Closing Date, Nasdaq shall have approved the continued listing of the AAT Common Stock on Nasdaq following the Merger pursuant to Nasdaq’s rules regarding “reverse mergers,” and the shares of AAT Common Stock to be issued to the M & I stockholders in connection with the Merger shall have been approved for listing, subject to official notice of issuance, on the Nasdaq as of the Effective Time.

8.9 Directors and Officers of AAT. AAT shall have caused the Board of Directors of AAT to be constituted as set forth in Section 5.8(a) of this Agreement and each of the directors of AAT who is not continuing as an AAT Designated Director shall have delivered to AAT their written resignations as directors of AAT. Each of the individuals nominated as executive officers of AAT in accordance with the provisions of Section 5.8(b) of this Agreement shall have been appointed officers of AAT as of the Effective Time and each of the current officers of AAT who are not so nominated as an executive officer of AAT shall have delivered to AAT their written resignations as officers of AAT.

8.10 Employment Agreements. Joseph McGuire, Tim Adams and Erik Wiisanen shall have each entered into respective employment agreements with AAT, each in a form reasonably acceptable to M & I and AAT, providing for their employment by AAT, or a subsidiary of AAT, such employment agreements to become effective upon the Effective Time.

8.11 Agreements and Other Documents. M & I shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) a certificate executed by the President of AAT, specifying that the conditions set forth in Sections 8.2, 8.3, 8.4, 8.5, 8.6, 8.9 and 8.10 have been duly satisfied;

(b) certificates of good standing (or equivalent documentation) of AAT, in its jurisdiction of organization, certified charter documents, a certificate as to incumbency of officers and the adoption of resolutions as the Board of Directors of AAT authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby to be performed by AAT hereunder;

8.12 Private Placement. The issuance of the AAT Common Stock to the stockholders of M & I shall qualify as a private placement under Regulation D of the Securities Act and shall be exempt from registration under the federal securities laws in all states and other securities laws.

ARTICLE 9

TERMINATION

9.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing Date:

(i) by mutual written consent of AAT and M & I duly authorized by their respective board of directors;

(ii) by AAT, if AAT is not in material breach of its obligations under this Agreement, and if (A) there has been a breach at any time by M & I of any of its representations and warranties hereunder such that Section 7.2 would not be satisfied or (B) there has been a willful breach on the part of M & I of any of its covenants or agreements contained in this Agreement such that Section 7.3 will not be satisfied, and in both case (A) and case (B), such breach (if curable) has not been cured within ten (10) days after written notice to M & I;

(iii) by M & I, if M & I is not in material breach of its obligations under this Agreement, and if (A) there has been a breach at any time by AAT of any of its representations and warranties hereunder such that Section 8.2 would not be satisfied or (B) there has been a willful breach on the part of AAT of any of its covenants or agreements contained in this Agreement such that Section 8.3 will not be satisfied, and in both case (A) and case (B), such breach (if curable) has not been cured within ten (10) days after written notice to AAT; or

(iv) by either AAT or the Merger Sub if the requisite vote of the stockholders of AAT to authorize the AAT Transaction Proposals contemplated hereby shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(iv) shall not be available to AAT or the Merger Sub where the failure to obtain the requisite vote or consent of the stockholders of AAT shall have been caused by the action or failure to act of AAT and such action or failure to act constitutes a material breach by AAT of this Agreement; or

(v) by M & I if the requisite vote or consent of the stockholders of M & I to authorize this Agreement and the Merger contemplated hereby shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(v) shall not be available to M & I where the failure to obtain the requisite vote or consent of the stockholders of M & I shall have been caused by the action or failure to act of M & I and such action or failure to act constitutes a material breach by M & I of this Agreement; or

(vi) by AAT or M & I if the Merger shall not have been consummated on or prior to March 15, 2007 unless the date of closing is extended by agreement of the parties, provided, however, that a party in breach in any material respect of its obligations under this Agreement, which breach shall have been the proximate cause of the failure to consummate the Merger by such date may not terminate this Agreement under this Section 9.1(a)(vi).

(b) If this Agreement is terminated and the Merger is not consummated as described above, this Agreement shall become void and of no further force or effect except for the provisions of Section 5.1(b) relating to confidentiality and Section 5.7 relating to payment of certain expenses of AAT; provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants and agreements set forth in this Agreement and all rights and remedies of such nonbreaching party under this Agreement in the case of such a breach, at law or in equity, shall be preserved; provided, further, that no party shall be liable to any other party hereto for any damages arising from any breach of this Agreement in an amount in excess of $150,000.

ARTICLE 10

MISCELLANEOUS

10.1 Captions. The Article and Section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

10.2 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of M & I, no amendment may be made which would reduce the amount or change the type of consideration into which each share of the M & I Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by all parties hereto.

10.3 Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

10.4 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, supersedes all prior agreements and understandings (other than the Confidentiality Agreement) and constitutes a complete and exclusive statement of the agreements, responsibilities, representations and warranties of the parties.

10.5 Interpretation. In this Agreement:

(a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

(b) The words “include”, “includes” and “including” are not limiting.

(c) The phrase “to the knowledge of” and similar phrases relating to knowledge of AAT or M & I, as the case may be, shall mean (i) with respect to AAT, the actual knowledge of Timothy Adams or Joseph McGuire, or facts that any of such individuals should have known after inquiry of other individuals employed by or retained by AAT who have primary responsibility over the matter in question, (ii) with respect to M & I or its Subsidiaries, the actual knowledge of Arthur Dauber or John Untereker, or facts that any of such individuals should have known after inquiry of other individuals employed by or retained by M & I who have primary responsibility over the matter in question.

(d) “Material Adverse Effect” shall mean, with respect to AAT or M & I, any change, event or effect that individually or together with other changes, events or effects is materially adverse to (a) the business, assets and liabilities (taken together), results of operations, financial condition or prospects of a party and its Subsidiaries on a consolidated basis or (b) the ability of the party to consummate the Merger or the other transactions contemplated by this Agreement or fulfill the conditions to closing, except to the extent (in the case of clause (a) above) that such change, event or effect results from (i) general economic, regulatory or political conditions or changes therein in the United States, including, without limitation, any acts of terrorism or any outbreak of hostilities or war, (ii) changes in, or events or conditions affecting the respective industries of M & I and AAT generally, (iii) changes in the market price of AAT Common Stock (provided that the exception in this clause (iii) shall not render any change, event or effect that would otherwise constitute a Material Adverse Effect under this Section 1.3 not to constitute a Material Adverse Effect), or (iv) the announcement or pendency of the Merger, or changes or effects resulting from the taking of any action required to be comply with the express terms of this Agreement; provided that such changes, events or effects described in clauses (i) and (ii) do not affect such party in a disproportionate manner relative to other companies within the same business industry.

(e) “Permitted Encumbrance” shall mean the following: (a) zoning ordinances, regulations, easements, licenses, covenants, conditions, reservations, other restrictions or other defects, if any, that do not have a Material Adverse Effect on AAT’s or M & I’s use of its owned real property for its current uses in connection with their businesses; (b) liens for Taxes not yet due and payable as of the date of this Agreement or at the Closing Date, or for Taxes that are being contested in good faith and by appropriate proceedings and for which reserves in accordance with GAAP and historical practices are being maintained; (c) liens securing any indebtedness reflected on the most recent balance sheet or liens for financings reflected in any schedule to the extent such liens are not being discharged at Closing; and (d) statutory liens of landlord’s carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder in excess of 60 days.

(f) “Person” or “person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

(g) “Governmental Authority” shall mean any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental agency or instrumentality.

(h) “AAT Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of AAT and its consolidated subsidiaries as of June 30, 2006, included in AAT’s Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2006, as filed with the SEC prior to the date of this Agreement.

10.6 Counterparts and Facsimile Signatures. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by a fax machine, telecopy machine or electronic mail shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original signed counterpart to any party which requests it.

10.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, three (3) days after being sent by registered or certified mail (postage prepaid, return receipt requested), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the carrier) and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):

To AAT:

American Access Technologies, Inc.

Joseph F. McGuire, Chief Financial Officer

6670 Spring Lake Road

Keystone Heights, Florida 32656

Telephone: (352) 473-6673

Facsimile: (352) 473-6572

With copy to:

Joel Bernstein

2666 Tigertail Avenue, Suite 104

Miami, Florida 33133

Telephone: (305) 858-7300

Facsimile: (786) 513-8522

To M & I:

M & I Electric Industries, Inc.

Arthur G. Dauber, President

6410 Long Dr.

Houston, TX 77087

Telephone: (713) 644-8182

Facsimile: (713) 644-7805

With copy to:

Eddy J. Rogers, Jr.

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Telephone: (713) 220-4737

Facsimile: (713) 238-7419

10.8 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

10.9 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

10.10 Expenses. Except as provided in Section 5.7, each party will pay its own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this Agreement, whether or not the Merger is consummated.

10.11 Brokerage. Except as set forth in Section 3.10(a)(iii) of the M & I Disclosure Manual and in connection with the fairness opinion provided for herein, M & I, AAT and Merger Sub each represent that no finder, broker, investment banker or other similar person has been involved in this transaction. Each party agrees to indemnify and hold the others harmless from payment of any brokerage fee, finders fee or commission claimed by any other person or entity who claims to have been involved in the transaction herein because of an association with such party.

10.12 Public Announcements. AAT and M & I will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or fiduciary duties.

10.13 Survival of Representations and Warranties. None of the representations and warranties of the parties set forth in this Agreement shall survive the Closing.

10.14 Consent to Jurisdiction and Forum Selection. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Harris, State of Texas. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Harris, State of Texas shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

10.15 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the principles of conflicts of laws thereof.

10.16 Jury Trial Waivers. To the fullest extent permitted by law, and as separately bargained-for consideration, each party hereby waives any right to trial by jury in any action, suit, proceeding, or counterclaim of any kind arising out of or relating to this Agreement.

10.17 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

AGREED TO AND ACCEPTED as of the date first above written.

AMERICAN ACCESS TECHNOLOGIES, INC.	M & I ELECTRIC INDUSTRIES, INC.
/s/ Timothy C. Adams, President	/s/ Arthur G. Dauber, President